Exhibit 10.1

PURCHASE AND SALE AGREEMENT

AMONG

RC SF OWNER LLC,

AS SELLER,

AND

CWI 2 SAN FRANCISCO HOTEL, LP,

AS PURCHASER

December 28, 2016

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

List of Definitions

The parties hereby agree that the following terms shall have the meanings hereinafter set forth, such definitions to be applicable equally to the singular and plural forms, and the masculine and feminine forms, of such terms:

Affiliate	Section 14.1(a).
Agreement	Preamble.
Amendment and Assignment of Management Agreement	Section 6.8.
Assignment of Leases and Contracts	Section 9.1(c).
Assumed Contracts	Section 6.11.
Assumed Equipment Leases	Section 6.11.
ATT	Section 6.12.
ATT Lease	Section 6.12.
Bill of Sale	Section 9.1(c).
BOE	Section 6.14.
Bookings	Section 1.5.
Business Day	Section 14.9.
Capital Transaction	Section 14.15.
City	Section 6.12.
Claims	Section 6.6(a).
Claim Notice	Section 11.2(a).
Claim Threshold	Section 11.2(b).
Closing	Section 5.1(a).
Closing Date	Section 5.1(a).
Contracts	Section 3.7.
Contract Date	Preamble.
Control	Section 14.1(a).
CWII	Section 14.1(a).
Dataroom	Section 11.3.
Deed	Section 9.1(a).
Defendant Legal Costs	Section 11.5(b)(ii)
Deposit	Section 2.3.
DOL	Section 4.6(a).
Employees	Section 3.12.
Energy Disclosure Requirement	Section 15.3.
Environmental Covenant	Section 6.6(a).
Environmental Laws	Section 3.11.
Environmental Notice	Section 6.14.
Equipment Leases	Section 3.8.
ERISA	Section 4.6(a).
Escrow Agent	Section 2.1.
Escrow Instructions	Section 2.3.
Estoppel	Section 6.12.
Estoppel Document	Section 6.12.

i

Executive Order	Section 3.17(a).
Existing Environmental Reports	Section 15.2.
Feasibility Period	Section 6.6.
FF&E	Section 1.2.
Fixed Asset Supplies	Section 1.2.
Funds Escrow Agent	Section 2.3.
Government List	Section 3.17(c).
Guest Ledger	Section 13.2.
Improvements	Section 1.1.
Indemnify	Section 6.6(a).
Independent Consideration	Section 2.4.
Intellectual Property	Section 1.2.
Inventories	Section 1.2.
Hazardous Substances	Section 3.11.
Hotel	Section 1.1.
Jewelry Lease	Section 6.12.
Jewelry Tenant	Section 6.12.
Land	Section 1.1.
Legal holiday	Section 14.9.
Liquor License	Section 3.23.
Manager	Section 3.9.
Management Agreement	Section 3.9.
Material	Section 12.2.
Memorandum of Agreement	Section 1.3.
Monetary Encumbrance	Section 6.2(b).
Natural Hazard Expert	Section 15.1.
Operating Tenant	Section 6.8
Parking Agreement	Section 6.12.
Parking Operator	Section 6.12.
Permitted Exceptions	Section 6.2(b).
Personal Property	Section 1.2.
Plan	Section 4.6(a).
Post-Closing Cap	Section 11.2(c).
Post-Closing Escrow Agreement	Section 11.2(d).
Post-Closing Escrow Agreement (Litigation)	Section 11.5(b)(ii)
Post-Closing Escrow Funds	Section 11.2(d).
Post-Closing Escrow (Litigation) Funds	Section 11.5(b)(ii).
Property	Article I.
Prorations	Section 13.1.
Proration Time	Section 13.1.
PSAV	Section 13.15.
PSAV Agreement	Section 13.15.
Purchaser	Preamble.
Purchase Price	Section 2.1.
Purchaser Claim	Section 11.2.

ii

Rents	Section 13.13.
Reserve Agreement	Section 14.17.
Seller	Preamble.
Seller’s Broker	Section 14.12.
Seller’s Claims	Section 11.4(a).
Seller’s Title Response	Section 6.2(b).
Space Leases	Section 1.4.
Settlement Statement	Section 13.1(b).
Spa Agreement	Section 6.12.
Spa Tenant	Section 6.12.
Survey	Section 6.3.
Survival Period	Section 11.2.
Tax Clearance Letter	Section 6.14.
Termination Notice	Section 6.6(c).
Title Commitment	Section 6.2(a).
Title Company	Section 6.2(a).
Title Objection	Section 6.2(b).
Title Objection Notice	Section 6.2(b).
True-up	Section 13.1(c).
Uniform System of Accounts	Section 1.2.
Verizon	Section 6.12.
Verizon Antennae Lease	Section 6.12.
Vouchers	Section 3.23.
WARN Act	Section 6.9(b).
Wine Lease	Section 6.12.
Wine Tenant	Section 6.12.

iii

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is executed as of the 28th day of December, 2016 (the “Contract Date”) by RC SF OWNER, LLC, a Delaware limited liability company (“Seller”), and CWI 2 SAN FRANCISCO HOTEL, LP, a Delaware limited partnership (together with its permitted assigns, “Purchaser”).

Article I
Sale

Subject to the terms and conditions set forth in this Agreement, Seller agrees to sell and convey to Purchaser, and Purchaser agrees to buy and take from Seller the following (collectively, the “Property”):

1.1    Real Property.  All of Seller’s fee interest in that certain parcel of land more particularly described in Exhibit 1.1 attached hereto (collectively, the “Land”) and located at 600 Stockton Street, San Francisco, CA, including all right, title and interest of Seller, if any, in and to the land lying in the bed of any street, highway, alley, road or avenue, in front of or adjoining the Land to the center line thereof, all easements, rights and other interests appurtenant thereto (including, without limitation, any rights of Seller to water, minerals, oil, gas and other hydrocarbon substances on and under said Land), and all buildings and improvements located on the Land (the “Improvements”).  The fee interest in the Land and the Improvements is sometimes referred to hereinafter together as the “Hotel.”

1.2    Personal Property.  All of Seller’s and its affiliates’ right, title and interest in the following personalty (collectively the “Personal Property”): (a) all items included within the definition of “Furnishings and Equipment” under the Uniform System of Accounts for the Lodging Industry, Eleventh Revised Edition, as published by the Hotel Association of New York City, Inc. (the “Uniform System of Accounts”), located at and/or used exclusively in the operation of the Hotel, including, without limitation, all furniture, furnishings, fixtures, vehicles, rugs, mats, carpeting, machinery, appliances, devices, engines, telephone, computer, and other communications equipment and systems, artwork, draperies, carpet, televisions and other video equipment, plumbing fixtures and other equipment located at and/or used exclusively in the operation of the Hotel (other than items that are part of the Improvements) (the “FF&E”), (b) all items included within the definition of “Operating Equipment” under the Uniform System of Accounts located at and/or used exclusively in the operation of the Hotel, including, without limitation, linen, china, glassware, tableware, uniforms and similar items (the “Fixed Asset Supplies”); (c) all “Inventories” as defined in the Uniform System of Accounts located at and/or used exclusively in the operation of the Hotel, including, without limitation, provisions in storerooms, refrigerators, pantries, and kitchens, beverages in wine cellars and bars, other merchandise intended for sale or resale, fuel, mechanical supplies, stationery, guest supplies, maintenance and housekeeping supplies and other expensed supplies and similar items, whether in opened or unopened containers (the “Inventories”); provided, however, that to the extent that any applicable law prohibits the transfer of alcoholic beverages from Seller to Purchaser, such beverages shall not be considered a part of Inventories; (d) to the extent in Seller’s possession or control, surveys, architectural, consulting and engineering blueprints, plans and specifications, if any, related to the Property, all non-confidential books and records, if any, related to the Property, and any goodwill of Seller related to the Property; (e) Seller’s assignable rights, title and interest, if any, in (i) trade names, trademarks, service marks, logos, domain names, websites and other forms of identification used exclusively by Seller to identify the Property or any of its facilities or operations listed on Exhibit 1.2(e) attached hereto (the “Intellectual Property”); (ii) any licenses, permits, consents, authorizations, approvals, registrations and certificates issued by any governmental authority with respect to the Property which are held by or on behalf of Seller, but only to the extent the same are transferable and/or any consents necessary to effectuate such a transfer are obtained; (iii) contractors’, manufacturers’ and vendors’ written guaranties, warranties and other obligations (if any) for the repair or maintenance of any component of the Property; (f) vehicles listed on Exhibit 1.2(f) attached hereto, (g) all other intangible personal property of Seller associated exclusively with the Hotel, including without limitation, goodwill, and (h) any and all other items of personalty owned by Seller located at and/or used exclusively in the operation of the Hotel, but excluding (A) property of guests, (B) items or information owned by or proprietary to Manager, (C) any equipment and items owned by lessees under the Space Leases, (D) tax deposits, utility deposits and other deposits held by or on behalf of Seller, except for any transferable deposits assigned to Purchaser for which Seller is reimbursed and (E) unless otherwise provided in (and subject to adjustments to the Purchase Price set forth in) Section 13.13, any tax, insurance, FF&E or other reserves or accounts held by Seller, Manager, Seller’s lender or other parties by or on behalf of Seller.

1.3    Contracts, Equipment Leases and Leases.  All rights of Seller and its affiliates under (a) all Assumed Contracts and Assumed Equipment Leases, (b) the Management Agreement, and (c) all leases, subleases, concession agreements, and other agreements, if any, that provide for the use or occupancy of space or facilities on or relating to the Hotel to the extent listed on Exhibit 1.4 hereto (including all riders, addenda, amendments, supplements and other modifications listed thereon, the “Space Leases”).

1.4    Bookings.  All bookings and reservations for guest, conference and banquet rooms or other facilities of the Hotel as of the Closing, together with all deposits held by or on behalf of Seller and its affiliates with respect to the Hotel (the “Bookings”).

Except to the extent expressly provided in this Agreement, Purchaser shall not acquire, assume or otherwise have any responsibility with respect to any and all liabilities, demands, liens, interest, claims, actions or causes of action, assessments, losses, fines, penalties, costs (including, without limitation, response and/or remedial costs), damages and expenses including, without limitation, those asserted by any Federal, state or local governmental or quasi-governmental agency or any third party (each, a “Liability”) whatsoever, whether fixed or contingent, recorded or unrecorded, known or unknown, with respect to the Property or the Hotel (a) that relate to Contracts that are not Assumed Contracts or Equipment Leases that are not Assumed Equipment Leases, (b) that arose or relate to the period prior to the Closing relating to ownership, lease, operation or use of the Property or the Hotel, (b) that relate to the period prior to the Closing and relate to the Management Agreement, the Assumed Contracts or the Assumed Equipment Leases, or (c) for which Seller is expressly made responsible pursuant to this Agreement or any documents delivered at Closing, in each case other than any Liabilities assumed by Purchaser pursuant to the express terms hereof, including for which the parties have agreed to prorate the cost thereof in accordance with the provisions of this Agreement and then, only to the extent that a credit is provided to Purchaser therefor.

Article II
Purchase Price

2.1    Purchase Price.  The purchase price for the Property is Two Hundred Eighty Million Dollars ($280,000,000) (the “Purchase Price”).  The Purchase Price shall be paid on the Closing Date by Purchaser to Seller, subject to the adjustments, charges and credits set forth herein, by wire transfer of immediately available funds, of which the Deposit shall be deemed a part, to Kensington Vanguard National Land Services, as escrow agent for the purposes hereinafter set forth (the “Escrow Agent”), having an address at 39 West 37th Street, 3rd Floor, New York, New York 10018, Attention:  Jennifer Panciera, for disbursement to Seller on the Closing Date upon close of escrow.  If the Closing occurs, the Deposit shall be credited against the Purchase Price.

2.2    Allocation of Purchase Price.  Seller and Purchaser shall file federal, state and local income tax returns based on each party’s own determination of the proper allocations of the Purchase Price, each bearing its own consequences of any discrepancies.  Notwithstanding the foregoing, Seller and Purchaser agree that the amount of the Purchase Price allocable to the Land and Improvements for purposes of executing and recording the Deed, and calculating the amount of transfer taxes payable in connection therewith, shall be $192,596,000.  The provisions of this Section 2.2 shall survive the Closing.

2.3    Deposit.  Within two (2) Business Days following the Contract Date, Purchaser shall deliver to First American Title Insurance Company, as escrow agent for the purposes of holding and disbursing the Deposit, the Closing funds (including the Purchase Price), the Post-Closing Escrow Funds and the funds held pursuant to the Reserve Agreement and the Post-Closing Escrow Agreement (Litigation) (the “Funds Escrow Agent”), having an address at 4380 La Jolla Village Drive, Suite 110, San Diego, CA 92122, Attention:  Dennis J. Vendetti, a deposit in the amount of Four Million Two Hundred Fifty Thousand Dollars ($4,250,000) in immediately available funds (together with any interest earned thereon, the “Deposit”). If Purchaser does not deliver the Deposit to the Funds Escrow Agent within two (2) Business Days following the Contract Date, Seller shall have the right to terminate this Agreement by giving written notice to Purchaser and neither party shall then have any further liability to the other under this Agreement except for obligations that expressly survive termination of this Agreement.  The Funds Escrow Agent shall hold the Deposit in accordance with escrow instructions executed by Seller, Purchaser and the Funds Escrow Agent (the “Escrow Instructions”) substantially in the form attached hereto as Exhibit 2.3.  Unless Purchaser terminates this Agreement prior to the expiration of the Feasibility Period, the Deposit shall be refundable only as provided in this Agreement.  IF THE TRANSACTION HEREIN PROVIDED SHALL FAIL TO CLOSE BY REASON OF (1) SELLER’S DEFAULT UNDER THIS AGREEMENT, OR (2) THE FAILURE OF A CONDITION PRECEDENT TO PURCHASER’S OBLIGATION TO CLOSE AS EXPRESSLY SET FORTH IN ARTICLE VII BELOW WHICH IS NOT THE RESULT OF A PURCHASER DEFAULT OR (3) ANY OTHER PROVISION OF THIS AGREEMENT THAT EXPRESSLY PROVIDES FOR THE RETURN OF THE DEPOSIT TO PURCHASER, THEN

THE DEPOSIT SHALL BE RETURNED TO PURCHASER, AND NEITHER PARTY SHALL HAVE ANY OTHER OBLIGATION OR LIABILITY TO THE OTHER EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT.  IN THE EVENT THE TRANSACTION HEREIN PROVIDED SHALL FAIL TO CLOSE AS A RESULT OF A PURCHASER DEFAULT UNDER THIS AGREEMENT, THEN THE DEPOSIT SHALL BE RETAINED BY SELLER AS LIQUIDATED DAMAGES IN ACCORDANCE WITH SECTION 10.1 BELOW.

2.4    Independent Consideration.  An amount equal to One Hundred Dollars ($100.00) of the Deposit shall be deemed “non-refundable option money” given by Purchaser to Seller as good and valuable consideration for the rights and obligations of the parties under this Agreement, is independent of all other consideration provided in this Agreement, and is non-refundable in all events (the “Independent Consideration”).  Seller and Purchaser acknowledge and agree that the Independent Consideration is sufficient consideration to support this Agreement notwithstanding Purchaser’s rights to terminate this Agreement as set out in this Agreement.  At Closing, the Independent Consideration shall be credited against the Purchase Price.

Article III
Seller’s Representations and Warranties

In order to induce Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, Seller represents and warrants to Purchaser, as follows:

3.1    Good Standing.  Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified and in good standing in the State of California.

3.2    Title.  Seller has, or will have on the Closing Date, good title to the Personal Property, which shall be subject only to the Permitted Exceptions (and no other liens and encumbrances) on the Closing Date.

3.3    Due Authorization.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been authorized by all requisite limited liability company actions of Seller, none of which actions have been modified or rescinded, and all of which actions are in full force and effect.  This Agreement constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency and creditors’ rights laws.

3.4    No Violations or Defaults.  The execution, delivery and performance of this Agreement and the consummation by Seller of the transactions contemplated hereby will not (a) violate any law or any order of any court or governmental authority with proper jurisdiction binding against Seller or its assets; (b) result in a breach or default under any contract or other binding commitment of Seller or any provision of the organizational documents of Seller; (c) require any consent or approval or vote of any governmental or regulatory authority or any other person or entity that has not been taken or given, or as of the Closing Date shall not have been taken or given; or (d) result in the creation or imposition of any lien, charge or encumbrance, against the Property or any portion thereof.  Notwithstanding the foregoing, (i) no party to any of the Contracts or Equipment Leases has yet given any approval required under any such document for the transfer to, or the assumption thereof by, Purchaser and (ii) Manager has not yet approved the sale of the Property and an assignment of the Management Agreement to Purchaser.

3.5    Litigation.  Except as set forth on Exhibit 3.5, (a) there are no actions, suits, arbitrations, governmental investigations or other proceedings pending (for which service of process has been made) or, to Seller’s Knowledge, threatened against Seller or the Property before any court or governmental authority, and (b) to Seller’s Knowledge, there are no actions, suits, arbitrations, governmental investigations or other proceedings pending or threatened against Manager with respect to the operation of the Property, in each case as to (a) or (b), an adverse determination of which might affect (i) the financial condition or operation of the Property, or (ii) Seller’s ability to enter into or perform this Agreement.

3.6    Condemnation Actions.  There are no pending or, to Seller’s Knowledge, threatened condemnation actions or special assessments of any nature with respect to the Property or any part thereof.

3.7    Contracts.  All contracts related to the maintenance, ownership, use, possession or operation of the Property, executed by Seller or, to Seller’s Knowledge, on Seller’s behalf by Manager (together with all riders, addenda, amendments, supplements and other modifications listed thereon, the “Contracts”), other than the Management Agreement, Equipment Leases and the Space Leases, are listed on Exhibit 3.7 attached hereto.  Seller has delivered to Purchaser copies of all Contracts in Seller’s possession or control, which copies, to Seller’s Knowledge, are true, accurate and complete in all material respects.  To Seller’s Knowledge, all of the Contracts are in full force and effect.  Seller, and to Seller’s Knowledge, Manager, have neither given nor received any notice of default with respect to any Contract (which default remains uncured), and there are no events that with notice or the passage of time or both, would constitute a default by Seller or, to Seller’s Knowledge, by any other party under any Contract.

3.8    Equipment Leases.  All written leases of Personal Property located at and used in the operation of the Hotel executed by Seller or, to Seller’s Knowledge, on Seller’s behalf by Manager (including all riders, addenda, amendments, supplements and other modifications listed thereon, the “Equipment Leases”) are listed on Exhibit 3.8 attached hereto.  Seller has delivered to Purchaser copies of all Equipment Leases in Seller’s possession or control, which copies, to Seller’s Knowledge, are true, accurate and complete in all material respects.  To Seller’s Knowledge, all of the Equipment Leases are in full force and effect.  Seller, and to Seller’s Knowledge, Manager, have neither given nor received any notice of default with respect to any Equipment Lease (which default remains uncured), and there are no events that with notice or the passage of time or both, would constitute a default by Seller or, to Seller’s Knowledge, by any other party under any Equipment Lease.

3.9    Management Agreement.  There are no management contracts, franchise agreements, license agreements or similar contractual arrangements relating to the Property other than that certain Amended and Restated Management Agreement dated as of January 1, 2002 between The Ritz Carlton Hotel Company, L.L.C., a Delaware limited liability company (the

“Manager”), and Seller (as amended and assigned prior to the date hereof and/or assigned pursuant to the terms hereof, the “Management Agreement”).  Seller has delivered to Purchaser copies of the Management Agreement (inclusive of all riders, addenda, amendments, supplements, side letters, and other modifications relating thereto), which copies are true, accurate and complete.  To Seller’s Knowledge, the Management Agreement is in full force and effect.  Seller, and to Seller’s Knowledge, Manager, have neither given nor received any notice of default with respect to the Management Agreement (which default remains uncured), and there are no events that with notice or the passage of time or both, would constitute a default by Seller or, to Seller’s Knowledge, by Manager under the Management Agreement.

3.10                    Space Leases.  All Space Leases executed by Seller or on Seller’s behalf by Manager (including all riders, addenda, amendments, supplements and other modifications listed thereon) are listed on Exhibit 1.4 attached hereto.  Seller has delivered to Purchaser copies of all Space Leases in Seller’s possession or control, which copies, to Seller’s Knowledge, are true, accurate and complete in all material respects.  To Seller’s Knowledge, all of the Space Leases are in full force and effect.  Seller, and to Seller’s Knowledge, Manager, have neither given nor received any notice of default with respect to any Space Lease (which default remains uncured), and there are no events that with notice or the passage of time or both, would constitute a default by Seller or, to Seller’s Knowledge, by any other party under any Space Lease.

3.11                    Environmental Matters.  Except as disclosed on Exhibit 3.11 or in the environmental reports listed on Exhibit 3.11, neither Seller nor, to Seller’s Knowledge, Manager has received any written notice from any governmental or regulatory authority of the presence or release of any substance that is regulated under any Environmental Laws as a pollutant, contaminant or toxic, radioactive or otherwise hazardous substance, including petroleum, its derivatives or by-products and other hydrocarbons (collectively and individually, “Hazardous Substances”) in violation of any applicable Environmental Laws which remains uncured.  To Seller’s Knowledge, the environmental reports listed on Exhibit 3.11 include all of the environmental site assessment reports in Seller’s possession or control that address the status of the Property in regard to Hazardous Substances or Environmental Laws.  To Seller’s Knowledge, Seller has delivered to Purchaser copies of the environmental reports listed on Exhibit 3.11, which copies are true, accurate and complete in all material respects.  For the purposes of this Section 3.11, “Environmental Laws” means any and all federal, state, county and local statutes, laws, regulations and binding rules in effect on the Contract Date relating to the protection of the environment or to the use, transportation and disposal of Hazardous Substances.

PURCHASER ACKNOWLEDGES THAT PURCHASER HAS RECEIVED COPIES OF THE ENVIRONMENTAL REPORTS LISTED ON EXHIBIT 3.11 WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND OTHER THAN AS SET FORTH IN THE SECOND AND THIRD SENTENCES OF THIS SECTION 3.11.  SELLER SHALL HAVE NO LIABILITY OR OBLIGATION WHATSOEVER FOR ANY INACCURACY IN OR OMISSION FROM ANY ENVIRONMENTAL REPORT.  PURCHASER SHALL HAVE NO CLAIMS AGAINST THE PREPARER OF ANY ENVIRONMENTAL REPORT PROVIDED BY SELLER.

3.12                    Labor and Employment Matters.  Seller has no employees and, to Seller’s Knowledge, no individuals are employed at the Property other than employees of Manager (collectively, the “Employees”).  There are no labor or collective bargaining agreements affecting the Property to which Seller is a party or to Seller’s Knowledge by which Seller or the Property or Manager is bound.  Seller, and to Seller’s Knowledge, Manager, has not received any written notice from any labor union or group of employees that such union or group represents or believes or claims it represents or intends to represent any of the employees of Seller nor has Seller, nor to Seller’s Knowledge, Manager, received any written notice of any claim of unfair labor practices. To Seller’s Knowledge, there is no other pending or threatened attempt to organize a labor union covering employees employed by Manager at the Property, and there is no pending or threatened strike, work stoppage, work slowdown, picketing, lockout or other material labor dispute involving the Property.

3.13                    Possession.  Neither Seller, nor to Seller’s Knowledge any other party, has granted any license, lease, or other right relating to the use or possession of the Property or any part thereof, except tenants under the Space Leases and guests in the ordinary course of business.

3.14                    Bankruptcy.  Seller is not insolvent and has not filed or taken any action to file a voluntary petition, case or proceeding under any section or chapter of Title 11 of the United States Code, as amended, or under any similar law or statute of the United States or any state thereof, relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of its debts; and no such petition, case or proceeding has been filed against it which has not been dismissed, vacated or stayed on appeal; and it has not been adjudicated as a bankrupt or insolvent or consented to, nor filed an answer admitting or failing reasonably to contest an allegation of bankruptcy or insolvency.  Seller has not admitted in writing its inability to pay its debts as they become due.

3.15                    FIRPTA.  Seller is not a foreign person, as defined in the Foreign Investment in Real Property Tax Act or the Treasury Regulations relating thereto.

3.16                    Financial Information.  Seller has delivered to Purchaser, or made available to Purchaser, for examination (or will, within five (5) days following the Contract Date, deliver or make available to Purchaser for examination) true and correct copies of the monthly operating statements of the Hotel prepared by and received by Seller from Manager for the following periods:  July-December 2013, calendar years 2014 and 2015 and year to date through October, 2016.  Seller has no Knowledge of any material inaccuracy or omission in any such operating statements.

3.17                    Money Laundering.  (a)  Seller is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by the United States Treasury Department as a Specifically Designated National and Blocked person, or for or on behalf of any person, group, entity or nation designated in Executive Order No. 13224 dated September 24, 2001 issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), as may be amended or supplemented from time to time (the “Executive Order”) as a person who commits, threatens to commit, or supports terrorism; and it is not engaged in this transaction directly or indirectly on behalf of, or facilitating this transaction directly or indirectly on behalf of, any such person, group, entity or nation, terrorists, terrorist organizations or narcotics traffickers, including, without limitation, those persons or entities that appear on any Government List (as defined below), all as may be amended from time to time.

(b)      Neither Seller, nor any person or entity that directly or indirectly (i) controls or is controlled by Seller, or (ii) has an ownership interest in Seller of twenty-five percent (25%) or more is a country, territory, individual or entity named on a Government List, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable anti-money laundering or anti bribery laws and regulations (including, without limitation, funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under 18 USC §1956(c)(7)).

(c)       For purposes of this Agreement, “Government List” means of any of (i) the two lists maintained by the United States Department of Commerce (Denied Persons and Entities), (ii) the list maintained by the United States Department of Treasury (Specially Designated Nationals and Blocked Persons) and (iii) the two lists maintained by the United States Department of State (Terrorist Organizations and Debarred Parties).

3.18                    No Violations.  Except as set forth on Exhibit 6.13, Neither Seller, nor to Seller’s Knowledge, Manager has received any written notice from any governmental or regulatory authority of any violation of any applicable laws by Seller, Manager or the Property which has not been corrected.

3.19                    Tax Abatement Proceedings.  To Seller’s Knowledge, there is no currently pending appeal or abatement proceeding with respect to the real estate taxes assessed on the Real Property except as shown on Exhibit 3.19.

3.20                    Liquor License.  The liquor license issued by the State of California (the “Liquor License”) is held by Manager with respect to the Hotel.  To Seller’s Knowledge, the Liquor License is in full force and effect and there are no active violations or investigations pending by any applicable governmental authority.

3.21                    No Options.  Seller has not granted an option or right of first refusal to purchase the Property.

3.22                    Taxes.  To Seller’s Knowledge, Seller and/or Manager have paid all taxes (including, without limitation, gross receipt, sales, use, excise, VAT, hotel/motel/transient occupancy taxes, real and personal property taxes and employer withholding taxes), including penalties and interest, that are due on or have accrued through or otherwise relate to the period prior to the Contract Date and all required reports and returns relating thereto have been, or will be, timely filed, subject to any extension rights.  All sales and use taxes required to be paid or collected by Seller or, to Seller’s Knowledge, by Manager in the ownership and operation of the Property have been or will be collected and paid, in the ordinary course of business, to the appropriate governmental authority through the Contract Date (and, as of Closing, will have been paid through the Closing Date).  There are no tax agreements in place affecting the Property.

3.23                    Vouchers.  To Seller’s Knowledge, Exhibit 3.23 attached hereto lists all outstanding unexpired vouchers and gift certificates, as of the Contract Date, which may be used in full or partial payment for any Hotel service, including room rentals, food and beverage service, or any other item either borne directly by the owner of the Hotel or which is reimbursable by the owner of the Hotel (collectively, the “Vouchers”) and the aggregate value for such Vouchers as of the date of issuance, except for Vouchers not set forth on such exhibit, the value of which does not (and, as to the updated exhibit to be provided in connection with the Closing pursuant to Section 13.14, will not), in the aggregate, exceed $2,000 as of the Contract Date (or the Closing Date, as applicable).

3.24                    Certain Limitations on Seller’s Representations and Warranties.  The representations and warranties of Seller set forth in this Article III are subject to the following express limitations:

(a)       The expiration or termination of any Space Lease, Equipment Lease, or Contract by its terms shall not affect the obligations of Purchaser hereunder or render any representation or warranty of Seller untrue;

(b)      For purposes of this Agreement, “to the best of Seller’s Knowledge”, “to the Knowledge of Seller”, “known to Seller” or “to Seller’s Knowledge” (or words of similar meaning) shall mean to the actual, present knowledge of Bruce Wiles, Shai Zelering and Erica Graham, after making inquiry of the general manager and controller/director of finance (or their functional equivalents) of the Hotel as to the representations set forth in Sections 3.5-3.13, 3.16, 3.18, 3.19, 3.20, 3.22 and 3.23.  Seller shall also be deemed to have “Knowledge” of all information disclosed in the Exhibits to this Agreement and all information now or hereafter posted in the Dataroom; and

(c)       Seller’s liability shall be limited as set forth in Section 11.2 hereof.

Article IV
Purchaser’s Representations and Warranties

In order to induce Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser represents and warrants to Seller as follows:

4.1    Good Standing.  Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, and is, or as of the Closing Date shall be, qualified to do business in all jurisdictions where the ownership of its assets or the conduct of its business makes such qualification necessary.

4.2    Due Authorization.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been authorized by all requisite actions of Purchaser (none of which actions have been modified or rescinded, and all of which actions are in full force and effect).  This Agreement constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as may be limited by bankruptcy, insolvency and creditors’ rights laws.

4.3    No Violations or Defaults.  The execution, delivery and performance of this Agreement and the consummation by Purchaser of the transactions contemplated hereby will not (a) violate any law or any order of any court or governmental authority with proper jurisdiction binding against Purchaser or its assets; (b) result in a breach or default under any contract or other binding commitment of Purchaser or any provision of the organizational documents of Purchaser; or (c) require any consent or approval or vote that has not been taken or given, or as of the Closing Date shall not have been taken or given.

4.4    Litigation.  There are no actions, suits, arbitrations, governmental investigations or other proceedings pending or, to the Knowledge of Purchaser, threatened in writing against Purchaser, before any court or governmental authority, an adverse determination of which might adversely affect (a) the financial condition or operations of Purchaser or (b) Purchaser’s ability to enter into or perform this Agreement.

4.5    Money Laundering.  (a) Purchaser is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by the United States Treasury Department as a Specifically Designated National and Blocked person, or for or on behalf of any person, group, entity or nation designated in the Executive Order as a person who commits, threatens to commit, or supports terrorism; and it is not engaged in this transaction directly or indirectly on behalf of, or facilitating this transaction directly or indirectly on behalf of, any such person, group, entity or nation, terrorists, terrorist organizations or narcotics traffickers, including, without limitation, those persons or entities that appear on any Government List (as defined below), all as may be amended from time to time.

(b)      Neither Purchaser, nor any person or entity that directly or indirectly (i) controls or is controlled by Purchaser, or (ii) has an ownership interest in Purchaser of twenty-five percent (25%) or more, is a country, territory, individual or entity named on a Government List, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable anti-money laundering or anti bribery laws and regulations (including, without limitation, funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under 18 USC §1956(c)(7)).

4.6    ERISA.

(a)       As of the Closing, (i) Purchaser will not be an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is subject to Title I of ERISA, nor a plan as defined in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (each of the foregoing hereinafter referred to collectively as “Plan”), and (ii) the assets of Purchaser will not constitute “plan assets” of one or more such Plans within the meaning of Department of Labor (“DOL”) Regulation Section 2510.3-101.

(b)  As of the Closing, if Purchaser is a “governmental plan” as defined in Section 3(32) of ERISA, the closing of the sale of the Property will not constitute or result in a violation of state or local statutes regulating investments of and fiduciary obligations with respect to governmental plans.

(c)  Purchaser shall not assign its interest under this Agreement to any entity, person, or Plan which will cause a violation of ERISA.

Article V
Closing

5.1 Closing.  The consummation of the purchase and sale of the Property as contemplated by this Agreement (the “Closing”) shall take place on December 30, 2016 (as may be extended in accordance with the terms hereof, the “Closing Date”).  Purchaser may elect to accelerate the Closing Date to December 29, 2016 upon the giving of notice to Seller by 3:00 p.m. Eastern time on December 26, 2016.  The Closing shall be conducted as an “escrow closing” which shall take place at the office of the Escrow Agent without either party being present.  The parties shall deliver to the Escrow Agent, in escrow, on or prior to the Closing Date, all of Seller’s and Purchaser’s deliveries, and there shall be no requirement that the parties attend a formal settlement; provided, however, that the cash payment of the balance of the Purchase Price (subject to the adjustments, charges and credits set forth herein) and sufficient additional cash necessary for the parties to pay the costs contemplated by Section 5.2 at Closing shall be delivered to and disbursed by the Funds Escrow Agent.  All transactions at the Closing shall be interdependent and simultaneous, so that none are effective until all are effective.

5.2 Costs.  Seller shall pay (a) all costs of removing any title defects which Seller is required to remove pursuant to the provisions hereof, (b) the documentary, stamp, transfer, sales, excise and similar taxes in connection with recordation of the Deed and sale of the Property, and (c) the premium for the “standard-CLTA” coverage portion of the Purchaser’s title policy (up to a policy amount of $270,000,000 with Purchaser paying for any coverage in excess of such amount).  Purchaser shall pay for (x) all documentary, stamp, transfer and intangible recording taxes associated with the placement of a mortgage on the Property, and the premiums of owner’s “extended-ALTA” coverage portion of the Purchaser’s title policy (for coverage over the general exceptions) and the cost of any endorsements to the Purchaser’s title policy requested by Purchaser (in addition to “extended-ATLA” coverage over the general exceptions) and lender’s title insurance, including, without limitation, the costs and expenses of all endorsements thereto, (y) the costs of the Survey, and (z) the cost of terminating any Equipment Leases and Contracts other than the Assumed Equipment Leases and the Assumed Contracts.  Seller and Purchaser shall each pay for fifty percent (50%) of all fees of the Escrow Agent and the Funds Escrow Agent in connection with the Escrow Instructions and the Closing.  Each party shall pay its own accountants and attorneys’ fees incurred in connection with the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby.  All other costs and expenses not expressly addressed in this Section 5.2 shall be allocated between Seller and Purchaser in accordance with applicable local custom for similar transactions.

Article VI
Actions Pending Closing; Feasibility Period

6.1 Conduct of Business; Maintenance and Operation of Property.  Between the Contract Date and the Closing Date, Seller shall continue to, or shall use commercially reasonable efforts to cause Manager to, carry on the business of the Property as currently conducted and consistent with the Management Agreement and prior practice.  Seller shall cause the Property to be maintained (including, without limitation, routine maintenance and repairs) in its present order and condition, so that the Property shall, except for normal wear and tear, be in substantially the same condition on the Closing Date as on the Contract Date.  Seller will, and will use commercially reasonable efforts to cause Manager to, continue the normal operation of the business of the Property consistent with the terms of the Management Agreement, including without limitation, the purchase and replacement of consumable and non-consumable personal property, supplies and equipment (sufficient to maintain consistent levels of inventory), the maintenance of its beneficial relations with guests, suppliers and others having business dealings with the Seller and the Manager, the maintenance of insurance on the Property and renewing all licenses and permits prior to their expiration.  Seller shall not, and consistent with the terms of the Management Agreement shall use commercially reasonable efforts to cause Manager not to sell or dispose of  any Personal Property except as necessary for repairs or replacements of worn out or obsolete items.  Seller shall, and consistent with the terms of the Management Agreement shall use commercially reasonable efforts to cause Manager, to maintain the Personal Property at levels consistent with prior practice until the Closing Date.  Notwithstanding the foregoing, (a) during the Feasibility Period, Seller will promptly provide to Purchaser copies of all contracts entered into, terminated or amended (including Contracts, Space Leases and Equipment Leases) by Seller or Manager with respect to the Property during such period and Seller agrees not to amend (or make a verbal agreement to amend) or to waive any material rights thereunder the Spa Agreement prior to Closing; and (b) from the expiration of the Feasibility Period until the Closing Date (provided Purchaser has not delivered a Termination Notice), Seller shall not enter into, terminate or amend any contracts with respect to the Hotel (including Contracts, Space Leases and Equipment Leases except in accordance with their terms), nor consent to Manager’s entering into any contracts or termination or amendment thereof for which Manager is required to obtain the prior consent of Seller, without first obtaining the written consent of Purchaser (which may be granted or withheld in Purchaser’s sole and absolute discretion); provided such written consent or disapproval of Purchaser is received within three (3) days following Purchaser’s receipt of Seller’s written request for such consent from Purchaser; and provided further that Purchaser’s failure to timely provide any response to Seller shall be deemed a consent.  Further, from the expiration of the Feasibility Period until the Closing Date (provided Purchaser has not delivered a Termination Notice), Seller shall not consent to any capital improvements or capital expenditures to be undertaken by the Manager, to the extent that Seller has the right to consent to the same, without Purchaser’s prior written consent (which consent right shall be subject to the same standard as Seller’s consent right under the terms of the Management Agreement); provided such written consent or disapproval of Purchaser is received within three (3) days following Purchaser’s receipt of Seller’s written request for such consent from Purchaser; and provided further that Purchaser’s failure to timely provide any response to Seller shall be deemed a consent.

6.2 Title Insurance.  (a) Purchaser acknowledges receipt of copies of Seller’s existing Owner’s policy of title insurance and ALTA survey of the Hotel and those underlying exception documents in Seller’s possession.  Within one (1) Business Day after the Contract Date, Purchaser shall order the Survey and order a commitment for the issuance of an ALTA 2006 Owner’s policy of title insurance (the “Title Commitment”) relating to the Hotel to be issued by the Escrow Agent, as agent for First American Title Insurance Company (in its capacity as issuer of the Purchaser’s title policies at closing, the “Title Company”), committing to insure Purchaser’s title to the Hotel at Closing.

(b)  On or before December 19, 2016, Purchaser shall give Seller notice (the “Title Objection Notice”) of any matters disclosed by the Title Commitment or the Survey that are objectionable to Purchaser in its sole and absolute discretion (each, a “Title Objection”).  On or before December 22, 2016, Seller may give Purchaser notice (the “Seller’s Title Response”) as to whether Seller will cure or eliminate the Purchaser’s Title Objections.  If Seller does not notify Purchaser pursuant to the preceding sentence, or if Seller does notify Purchaser pursuant to the preceding sentence but in Seller’s Title Response Seller elects not to cure or eliminate one or more of the Purchaser’s Title Objections, Purchaser may terminate this Agreement by delivery of written notice to Seller stating the same no later than by 5:00pm (ET) on December 27, 2016, whereupon this Agreement shall terminate, Funds Escrow Agent shall return the Deposit to Purchaser and neither Purchaser nor Seller shall have any obligations or liabilities to the other except for obligations or liabilities that expressly survive termination of this Agreement.  If Purchaser does not terminate pursuant to the preceding sentence, any Title Objections that Seller has not expressly agreed to cure or eliminate will be Permitted Exceptions.  If Seller agrees to cure or eliminate a Title Objection, then Seller shall use commercially reasonable efforts to cure or eliminate the same to the Title Company’s satisfaction at or prior to Closing.  The procurement by Seller of a commitment for the issuance of a title policy or endorsement thereto (if acceptable to Purchaser in its sole but good faith discretion) by the Title Company insuring Purchaser against the exception or other matter shall be deemed a cure of such exception or matter as long as the Title Company agrees to delete such exception or (if acceptable to Purchaser in its sole but good faith discretion) affirmatively insure over such exception.  Any title or survey matter that is not included in the Title Commitment or the Survey, or in any update thereof received by Purchaser prior to the date on which Purchaser delivers its Title Objection Notice, shall be a Permitted Exception if, but only if, such matter is expressly approved by Purchaser in writing.  As used herein, “Permitted Exceptions” means: (i) applicable zoning regulations and ordinances, (ii) liens for taxes, assessments and governmental charges not yet due and payable, (iii) liens for water and sewer service not yet due and payable, (iv) Space Leases, (v) the Environmental Covenant, (vi) any matters contained in the Title Commitment or Survey to which Purchaser does not object in a Title Objection Notice, and (vii) matters that expressly become Permitted Exceptions pursuant to the provisions of this Section 6.2(b).  Notwithstanding any provision herein to the contrary, no mortgage, deed of trust or mechanic’s lien (any of the foregoing, a “Monetary Encumbrance”) shall be a Permitted Exception, and Seller hereby agrees to cause all Monetary Encumbrances to be satisfied and discharged in full at or prior to Closing, provided that, other than deeds of trust or mortgages (as to which Seller’s obligation to remove the same shall be uncapped), Seller shall have no obligation to expend in excess of $250,000 to satisfy and discharge Monetary Encumbrances.

6.3 Survey.  Pursuant to Section 6.2, Purchaser shall order, at Purchaser’s expense, an ALTA/NSPS as-built survey of the Hotel from a land surveyor or professional engineer (the “Survey”).

6.4 No Action.  Between the Contract Date and the Closing Date, Seller shall not take any action that would invalidate, void or make untrue any representation or warranty provided under this Agreement or that would encumber the Property.

6.5 Cooperation.  Seller shall cooperate reasonably with Purchaser, at Purchaser’s cost, in securing any necessary transfer or issuance of any license and permits to Purchaser immediately following the Closing Date.

6.6 Inspection; Feasibility Period.  For the period from the Contract Date until the earlier of (a) consummation of the Closing, or (b) 5:00 p.m. Pacific Time on January 6, 2017 (the “Feasibility Period”) and, to the extent that this Agreement has not been terminated, through Closing:

(a)  Purchaser shall have the right, at its own risk, cost and expense, to enter, or cause its agents, employees, contractors or representatives to enter, upon the Hotel during normal business hours (and an employee, agent or representative of Seller or Manager shall have the right, but not the obligation, to accompany Purchaser or such persons) and upon at least one (1) business day’s prior written notice (which may be by email) to Seller, for the purpose of making surveys or other tests, inspections, investigations and/or studies of all or any part of the Property, provided that any invasive testing shall require Seller’s prior written consent (along with a description of the scope of work), which may be withheld in Seller’s sole discretion.  Any invasive testing shall be subject to the terms of the Covenant and Environmental Restriction recorded with the City and County of San Francisco on December 12, 2014 (“Environmental Covenant”).  In addition, Purchaser may, at its own cost and expense, without Seller’s consent conduct such architectural, environmental, economic and other studies of the Property as Purchaser may, in its sole discretion, deem desirable, and such other tests that Purchaser deems necessary under the circumstances in connection with Purchaser’s due diligence activities, including, without limitation, a non-intrusive Phase I environmental assessment (provided that such Phase I shall not include any sampling, boring, drilling or other physically intrusive testing into the structures or ground constituting any portion of the Property).  Purchaser shall conduct, and ensure that each of its agents, employees, contractors or representatives conducts, each such entry in a manner that does not unreasonably interfere with the guests of the Property or result in the filing of a mechanics’ lien against the Property (and Purchaser shall cause any such mechanic’s lien to be removed of record within fifteen (15) days following written notice from Seller); and Purchaser shall Indemnify Seller with respect to any and all claims, damages, demands, penalties, causes of action, liabilities, losses, costs (including reasonable attorneys’ fees and other charges) or expenses (all of the foregoing, collectively, “Claims”) relating to personal injury, property damage or mechanics liens caused by the acts or omissions of Purchaser, or its agents, employees, contractors or representatives in the course of any such entry or inspection of the Property, other than Claims resulting from the gross negligence or willful misconduct of Seller or Seller’s employees, contractors, officers or other agents or the mere discovery or presence of any pre-existing Hazardous Substances or other property condition.  The foregoing indemnity shall survive Closing or any termination of this Agreement.  As used throughout this Agreement, the term “Indemnify” means to hold harmless and indemnify an indemnified party from and against a Claim and, where applicable, to defend such party by counsel reasonably satisfactory to it, all at the sole expense and liability of the indemnifying party.  Unless Seller agrees otherwise, before Purchaser or its agents or representatives enter onto the Property for the purpose of performing any physical test or investigation thereof, Purchaser shall deliver to Seller a certificate of insurance, naming Seller as an additional insured, evidencing commercial general liability insurance (including property damage, bodily injury and death) with limits of at least $2,000,000 combined single limit per occurrence for bodily or personal injury or death and at least $2,000,000 property damage per occurrence.

(b)  Purchaser shall have reasonable access to all documentation, agreements and other information in the possession or control of Seller related to the Property (and Seller shall request that Manager provide Purchaser with reasonable access to all such documents that are in the possession of Manager to the extent Seller is entitled to them pursuant to the terms of the Management Agreement) and shall have the right to make copies of same, and Seller shall promptly provide to Purchaser such other Property information as Purchaser may reasonably request, in all events excluding (subject to Seller’s obligations in Section 6.10) Seller’s internal proprietary memoranda, attorney-client privileged materials, internal appraisals conducted by Seller, or reports regarding the Property prepared by Seller or its affiliates for the information of the investors in Seller, from time to time after the Contract Date.  Seller shall request that Manager provide a list of all items or information owned by or proprietary to Manager and located at the Hotel.

(c)  If, at any time during the Feasibility Period, in Purchaser’s sole and absolute discretion, for any reason or no reason, Purchaser gives Seller written notification that Purchaser elects not to consummate the purchase of the Property in accordance with the terms of this Agreement (a “Termination Notice”), this Agreement shall terminate, whereupon the Deposit shall be returned to Purchaser, neither party shall have any further liability to the other under this Agreement except for liabilities that expressly survive termination of this Agreement, and upon request from Seller, Purchaser shall immediately return or destroy all materials or information received from Seller with respect to the Property or the transactions contemplated by this Agreement, except as may be required to satisfy Purchaser’s document retention policies.  If Purchaser does not deliver a Termination Notice prior to the expiration of the Feasibility Period, Purchaser shall be deemed to have elected to consummate the purchase of the Property in accordance with this Agreement, and the Deposit shall become immediately non-refundable (subject to the express terms of this Agreement).

6.7 Liquor License.  Manager currently holds the Liquor License.  Purchaser shall purchase from Seller the alcoholic inventory for the Property, to the extent transferable in compliance with applicable law.  The purchase price for the alcoholic inventory is deemed included in the Purchase Price and no additional purchase price shall be required to be paid for the alcoholic inventory.  Notwithstanding any other provision of this Agreement, the alcoholic inventory shall be sold and transferred to Purchaser only in such manner as complies with applicable law and the terms of the Liquor License.  In no event shall there be reduction in the Purchase Price or a proration or credit in Purchaser’s favor if, as of the Closing, the alcoholic inventory is not able to be sold and transferred in a manner compliant with applicable law and the terms of the Liquor License.

6.8 Management Agreement.  Purchaser acknowledges that the Hotel is currently subject to the Management Agreement.  At Purchaser’s sole cost and expense (including, without limitation, any application, transfer, termination or other fees chargeable (excluding any amounts having accrued prior to Closing) and any costs incurred in connection with the satisfaction and/or compliance with any property improvement plan required by Manager in connection with Purchaser’s assumption of the Management Agreement), Purchaser shall assume all obligations of Seller arising and accruing from and after the Closing under the Management Agreement.  Seller shall reasonably cooperate with Purchaser in obtaining written consent from Manager to the assignment by Seller and/or its affiliate RC SF Lessee LLC, a Delaware limited liability company (“Operating Tenant”), and assumption by Purchaser (or its nominee) of the Management Agreement, including with respect to the satisfaction of any conditions to such assignment and assumption imposed by Manager, and which consent, it is hereby agreed, must include a full release of Seller and Operating Tenant for any liabilities to the extent first arising and accruing from and after Closing that is reasonably acceptable to Seller and Manager and a termination of that certain Owner Agreement dated as of June 28, 2013 by and between Manager and Owner relating to the Management Agreement (such, consent, including such release as is reasonably acceptable to Seller and Manager, the “Manager Consent”).  It shall be a condition to Closing that Manager shall have delivered the Manager Consent.  If Manager grants the Manager Consent, Purchaser shall deliver an original executed counterpart of the Manager Consent to Seller at or before Closing, and the parties will execute and deliver at Closing an assignment and assumption of the Management Agreement, in the form reasonably acceptable to Purchaser and Manager (the “Assignment of Management Agreement”) pursuant to which Seller or Operating Tenant will assign, and Purchaser will assume, all obligations of Seller and/or Operating Tenant to the extent first arising and accruing from and after the Closing under the Management Agreement.  Prior to Closing, Seller shall use commercially reasonable efforts to cause Manager to deliver to Seller and Purchaser an estoppel certificate in the form attached hereto as Exhibit 6.8 (the “Management Agreement Estoppel Certificate”), dated on or prior to the Closing Date (but not more than thirty (30) days prior thereto).  Purchaser shall Indemnify Seller and Operating Tenant from and against any and all claims incurred by Seller and Operating Tenant to the extent first arising and accruing under the Management Agreement after Closing. The obligations of Seller and Purchaser contained in this Section 6.8 shall survive Closing.

6.9 WARN Act and Employees.  (a) Purchaser shall (or shall use commercially reasonable efforts to cause Manager to) refrain, concurrently with and for a period of ninety (90) days after the Closing, from terminating employees in a manner that would trigger a notice obligation under the Worker’s Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101, et seq., and any similar state and local laws, as amended from time to time, and any regulations, rules and guidance issued pursuant thereto (the “WARN Act”).  Purchaser shall Indemnify Seller from and against any Claims under the WARN Act with respect to the Hotel employees with respect to actions that occur post-Closing.  Purchaser’s indemnity set forth in this Section 6.9 shall survive Closing for the applicable statute of limitations period.

(b)        Seller has provided to Purchaser a list of positions for Manager employees at the Property who have experienced an employment loss or layoff within ninety (90) days prior to the Contract Date and Seller shall request that Manager update the list prior to the Closing Date.  Seller shall Indemnify Purchaser from and against any Claims under the WARN Act with respect to the Hotel employees with respect to actions that occur prior to Closing. Seller’s indemnity set forth in this Section 6.9 shall survive Closing for the applicable statute of limitations period.

6.10     3-05 Audit.  At Purchaser’s request, Seller agrees to promptly deliver to RSM US LLP the audited financial statements of RC SF Mezz Borrower LLC (the parent of Seller) and RC SF Mezz Lessee LLC (the parent of Operating Tenant) for the years 2013, 2014, 2015, and, when completed, 2016 such that RSM US LLP may complete the audit of the financial statements of Seller in compliance with Rule 3-05 of Regulation S-X of the Securities and Exchange Commission. Seller shall engage (at Purchaser’s sole cost and expense) RSM US LLP to commence such required audit and shall promptly deliver, solely to the extent in Seller’s possession or control, or to use commercially reasonable efforts to cause Manager to promptly deliver, solely to the extent in Manager’s possession or control, to RSM US LLP all documents and financial information that RSM US LLP reasonably requires to complete the audit of the financial statements of Seller to prepare and audit financial statements of Seller in compliance with Rule 3-05 of Regulation S-X of the Securities and Exchange Commission. Exhibit 6.10(A) attached hereto is a list of documents and financial information that may be required by RSM US LLP to complete such audit.  Seller shall engage (at Purchaser’s sole cost and expense) RSM US LLP to commence such required audit at Purchaser’s request, but not prior to the expiration of the Feasibility Period (if this Agreement has not been terminated), provided that the completion of such audit shall not be a condition precedent to Closing hereunder.  In connection with the foregoing audit, and in furtherance of Seller’s obligations to assist Purchaser pursuant to this Section 6.10, Seller covenants and agrees to execute and deliver to RSM US LLP an audit representation letter, the form of which is attached hereto as Exhibit 6.10(B).  Seller’s obligations under this Section 6.10 shall survive the Closing for a period of twenty-four (24) months.

6.11     Contracts.  At Closing, Purchaser shall assume all Contracts and Equipment Leases that are listed on Exhibit 3.7 and Exhibit 3.8, respectively, provided that Purchaser has requested that Seller terminate, or request that Manager terminate, those Contracts and Equipment Leases identified on Exhibit 3.7-A and Exhibit 3.8-A.  To the extent that the Contracts and Equipment Leases identified on Exhibit 3.7-A and Exhibit 3.8-A, respectively, are terminable by their respective terms and may be terminated without Manager’s consent pursuant to the Management Agreement, Seller shall promptly give notices of termination (to be effective only in the event that Closing actually occurs) to the appropriate counterparties, which terminations shall be at Purchaser’s sole cost and expense.  All Contracts and Equipment Leases which are not terminated effective upon Closing pursuant to the immediately preceding sentence shall be referred to herein as “Assumed Contracts” and “Assumed Equipment Leases”, respectively.

6.12     Estoppels.  Seller shall use commercially reasonable efforts (which in no event shall require the payment of any fee or similar amount by Seller) to cause to be delivered to Purchaser at or prior to Closing an executed estoppel certificate (each estoppel in clause (a) – (d)

of this Section 6.12, an “Estoppel” and, collectively, the “Estoppels”; and each estoppel in clause (a) and (b) of this Section 6.12, a “Material Estoppel” and, collectively, the “Material Estoppels”) from each of (a) Spa Tenant under the Spa Agreement, substantially in the form attached hereto as Exhibit 6.12(A); (b) Parking Operator under the Parking Agreement, substantially in the form attached hereto as Exhibit 6.12(B); (c) Jewelry Tenant under the Jewelry Lease, substantially in the form attached hereto as Exhibit 6.12(C); (d) Wine Tenant under the Wine Lease, substantially in the form attached hereto as Exhibit 6.12(D); (e) ATT under the ATT Lease, substantially in the form attached hereto as Exhibit 6.12(E); and (f) Verizon under the Verizon Antennae Lease, substantially in the form attached hereto as Exhibit 6.12(F).  As used herein: “Spa Tenant” means, collectively, Love of Spa – RC SFO LLC, a Delaware limited liability company, and Sanghvi Brands US Holdings Inc., a Delaware corporation; “Spa Agreement” means that certain Spa Concession Agreement dated as of December 9, 2015 by and between Operating Tenant and Spa Tenant, as amended; “Parking Operator” means Mile Hi Valet Service, Inc., a Colorado corporation; “Parking Agreement” means that certain Valet Parking Service Agreement dated as of July 11, 2014 by and between Seller and Parking Operator, as assigned to Operating Tenant; “Jewelry Tenant” means Wellendorff North America Inc., a Nevada corporation; “Jewelry Lease” means that certain Retail Lease dated as of October 28, 2015 by and between Manager (as manager for Operating Tenant) and Wine Tenant; “Wine Tenant” means Wheeler Winery, Inc., a California corporation; “Wine Lease” means that certain Retail Lease dated as of December 1, 2014 by and between Manager (as manager for Operating Tenant) and Wine Tenant; “ATT” means New Cingular Wireless PCS, LLC, a Delaware limited liability company; “ATT Lease” means that certain In Building Radio Distribution Agreement dated as of March 26, 2014 by and between Operating Tenant and ATT; “Verizon” means GTE Mobilnet of California Limited Partnership, a California limited partnership; and “Verizon Antennae Lease” means that certain Antenna License Agreement, dated as of June 9, 1997 by and between Owner and Verizon, as amended.

6.13     Tax Clearance Letter.  From and after the Contract Date, Seller shall cooperate with Purchaser in its efforts to obtain a “tax clearance” letter from the California State Board of Equalization (“BOE”) for Seller. “Tax Clearance Letter” shall mean (a) a “tax clearance” letter from the BOE showing that no taxes are delinquent and unpaid for Seller under California Revenue Tax Code Section 6811 through 6815, or (b) a notice of withholding from the BOE setting forth the taxes that are due and payable for Seller under California Revenue Tax Code Section 6811 through 6815.  The provisions of this Section 6.14 shall survive Closing until such time as Purchaser receives a Tax Clearance Letter.

6.14     Environmental Notice.  No later than on the fifth (5th) Business Day prior to Closing, Purchaser shall execute and deliver to Seller the notice to the City and County of San Francisco required by Section 1.3(b) of the Environmental Covenant in substantially the form attached hereto as Exhibit 6.14 (the “Environmental Notice”), and no later than on the third (3rd) Business Day prior to Closing, Seller shall countersign the Environmental Notice and deliver the fully executed Environmental Notice to the City in accordance with Section 1.3(b) of the Environmental Covenant.  Purchaser acknowledges and agrees that from and after Closing Purchaser shall be bound by the Environmental Covenant in accordance with its terms.

Article VII
Conditions Precedent to Purchaser’s Obligations at Closing

In addition to any conditions set forth elsewhere in this Agreement for the benefit of Purchaser, it shall be a condition to Purchaser’s obligation to purchase the Property that each and every one of the following conditions shall have been satisfied as of the Closing Date (or waived in writing by Purchaser).

7.1 Representations and Warranties.  Each of Seller’s representations and warranties shall be true and complete in all material respects as if made on and as of the Closing Date, as certified by an officer of Seller at Closing.

7.2 Covenants of Seller.  Seller shall have performed and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by Seller at or prior to Closing, including, without limitation, delivery of the documents and items required by Section 9.1.

7.3 Title.  Subject only to payment of the Purchase Price and payment of the applicable title premiums at Closing, the Title Company shall be unconditionally and irrevocably committed to issue to Purchaser title insurance, in an amount at least equal to the consideration set forth in the Deed and otherwise in conformance with the Title Commitment, subject only to the Permitted Exceptions and any exception taken by the Title Company resulting from Purchaser’s failure to deliver an affidavit regarding brokers and/or a broker’s lien waiver.  In addition to the foregoing, the financing statements listed on Exhibit 7.3 shall have been terminated on or before the Closing Date.

7.4 Manager Consent.  Manager shall have issued the Manager Consent.

7.5 Management Agreement Estoppel Certificate.  Manager shall have executed and delivered the Management Agreement Estoppel Certificate, meeting the requirements of Section 6.8.

7.6 Material Estoppels.  Purchaser shall have received an executed copy of each of the Material Estoppels, in accordance with the requirements of Section 6.12.

7.7 No Litigation.  No litigation or other court action shall have been commenced seeking to obtain an injunction or other relief from such court to enjoin the consummation of the transaction described in this Agreement and no preliminary or permanent injunction or other order, decree or ruling shall have been issued by a court of competent jurisdiction or by any governmental authority, that would make illegal or invalid or otherwise prevent the consummation of the transactions described in this Agreement.

7.8 Liquor License.  The Liquor License shall be in full force and effect.

7.9 Failure of Condition.  If any condition precedent set forth in this Article VII is not satisfied as of the Closing Date (other than by reason of Seller’s default in which case Purchaser shall have its rights and remedies pursuant to Section 10.2), Purchaser, at its sole election, may (a) terminate this Agreement (and receive a return of the Deposit), (b) waive the condition and proceed to Closing or (c) extend the Closing Date for such additional period of time, not to exceed thirty (30) days, as may be reasonably required to allow Seller to satisfy such condition.

Article VIII
Conditions Precedent to Seller’s Obligations at Closing

In addition to any conditions set forth elsewhere in this Agreement for the benefit of Seller, it shall be a condition to Seller’s obligation to sell the Property that each and every one of the following conditions shall have been satisfied as of the Closing Date (or waived in writing by Seller).

8.1 Representations and Warranties.  Each of Purchaser’s representations and warranties shall be true and complete in all material respects as if made on and as of the Closing Date, as certified by an officer of Purchaser at Closing.

8.2 Covenants of Purchaser.  Purchaser shall have performed and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by Purchaser at or prior to Closing.

8.3 Manager Consent.  Manager shall have issued the Manager Consent.

8.4 No Litigation.  No litigation or other court action shall have been commenced seeking to obtain an injunction or other relief from such court to enjoin the consummation of the transaction described in this Agreement and no preliminary or permanent injunction or other order, decree or ruling shall have been issued by a court of competent jurisdiction or by any governmental authority, that would make illegal or invalid or otherwise prevent the consummation of the transactions described in this Agreement.

8.5 Failure of Condition.  If any condition precedent set forth in this Article VIII is not satisfied as of the Closing Date, Seller, at its sole election, may (a) terminate this Agreement (and (i) for any Purchaser default, keep the Deposit as and to the extent provided in Section 10.1, and (ii) for failure of any other condition and in all other instances, the Deposit shall be promptly returned to Purchaser), (b) waive the condition and proceed to Closing or (c) extend the Closing Date for such additional period of time, not to exceed thirty (30) days, as may be reasonably required to allow Purchaser to satisfy such condition.

Article IX
Closing Deliveries

9.1 Seller’s Deliveries.  At Closing, Seller shall deliver to Purchaser, via escrow with the Escrow Agent, the following documents (each dated as of the Closing Date) and deliveries:

(a)  Deed.  A recordable grant deed in the form attached as Exhibit 9.1(a) hereto (the “Deed”), executed by Seller.

(b)  Bill of Sale.  Two (2) executed counterparts of a bill of sale and assignment and assumption of documents substantially in the form attached as Exhibit 9.1(b) hereto (the “Bill of Sale”), together with a corresponding bill of sale from Operating Tenant to Seller (as to Personal Property, licenses and permits and other Property described in the Bill of Sale but owned by Operating Tenant at such time).

(c)  Assignment of Leases and Contracts.  Two (2) executed counterparts of an Assignment and Assumption of Leases and Contracts in the form of Exhibit 9.1(c) attached hereto, assigning the Space Leases, Assumed Equipment Leases and Assumed Contracts to Purchaser, with the assumption by Purchaser of the liabilities and obligations thereunder to the extent first arising and accruing from and after the Closing Date (the “Assignment of Leases and Contracts”), together with a corresponding assignment from Operating Tenant to Seller (as to Space Leases, Assumed Equipment Leases and Assumed Contracts to which Operating Tenant is a party).

(d) Transfer Declarations.  Any separately required real estate transfer tax declaration or similar documents required in connection with any tax imposed by any governmental authority in connection with the transaction contemplated hereunder, executed by Seller.

(e)  FIRPTA Certificate.  A certificate, in the form attached hereto as Exhibit 9.1(e), executed by Seller.

(f)  593-C. A 2016 California Form 593-C or other evidence legally sufficient to establish Purchaser is not required to withhold any portion of the Purchase Price from Seller pursuant to the California Revenue Taxation Code, executed by Seller.

(g)  Title Affidavit.  An owner’s title affidavit and gap indemnity, in substantially the form attached hereto as Exhibit 9.1(g) executed by Seller.

(h)  Assignment and Assumption of Management Agreement. The Assignment of Management Agreement, executed by Seller and Manager, including the Seller release, pursuant to Section 6.8.

(i)   Terminations.  A recordable termination of that certain Lease Agreement dated as of June 28, 2013, duly executed and acknowledged by Seller and Operating Tenant.

(j)   Settlement Statement.  The Settlement Statement, executed by Seller.

(k)  Post-Closing Escrow Agreement.  The Post-Closing Escrow Agreement, executed by Seller.

(l)   Reserve Agreement.  The Reserve Agreement, executed by Seller.

(m) Post-Closing Escrow Agreement (Litigation).  The Post-Closing Escrow Agreement (Litigation), executed by Seller.

(n)  Title to Vehicles. A certificate or registration of title for any owned vehicle in the Property which requires such certification or registration, duly executed by Seller, conveying such vehicle to Purchaser;

(o)  Other Documents.  Such other documents and instruments as may be reasonably requested by Purchaser or the Title Company to effectuate the transactions contemplated by this Agreement or to induce the Title Company to insure title to the Hotel as described herein.

9.2 Purchaser’s Deliveries.  At Closing, Purchaser shall deliver to Seller, via escrow with the Escrow Agent (or, in the case of the funds described in Section 9.2(a) below, the Funds Escrow Agent), the following documents (each dated as of the Closing Date) and deliveries:

(a)  Purchase Price.  The Purchase Price, subject to the adjustments and prorations set forth on the Settlement Statement, in the manner provided for in this Agreement.

(b)  Bill of Sale.  Two (2) executed counterparts of the Bill of Sale.

(c)  Reserve Agreement.  Two (2) executed counterparts of the Reserve Agreement.

(d) Post-Closing Escrow Agreement (Litigation).  Two (2) executed counterparts of the Post-Closing Escrow Agreement (Litigation).

(e)  Assignment of Leases and Contracts.  Two (2) executed counterparts of the Assignment of Leases and Contracts.

(f)  Transfer Declarations.  Any separately required real estate transfer tax declaration or similar documents required in connection with any tax imposed by any governmental authority in connection with the transaction contemplated hereunder executed by Purchaser.

(g)  Settlement Statement.  The Settlement Statement, executed by Purchaser.

(h)  Assignment of Management Agreement.  The Assignment of Management Agreement, executed by Purchaser.

(i)   Post-Closing Escrow Agreement.  The Post-Closing Escrow Agreement, executed by Purchaser.

(j)   Other Documents.  Such other documents and instruments as may be reasonably required or requested by Seller or the Title Company to effectuate the transactions contemplated by this Agreement and to induce the Title Company to insure title to the Hotel as described herein.

9.3       Possession; Books and Records, Keys.  At Closing, Seller shall deliver to Purchaser possession of the Property, together with all non-confidential books and records in Seller’s possession, or which may be obtained from Manager, in accordance with and subject to any privacy laws or regulations, necessary for the operation of the Property, and all keys, including, without limitation, keys for all security systems, rooms and offices.

Article X
Default

10.1     Purchaser’s Default.  (a)       If Purchaser fails to consummate the purchase and sale contemplated herein in breach of this Agreement after all conditions precedent to Purchaser’s obligation to do so have been satisfied or waived by Purchaser, and if as a result of such failure Seller terminates this Agreement, Funds Escrow Agent shall pay the Deposit to Seller in accordance with the Escrow Instructions, as full and complete liquidated damages, and as the exclusive and sole right and remedy of Seller, whereupon this Agreement shall terminate, and neither party shall have any further obligations or liabilities to the other party (except for such obligations and liabilities as expressly survive the termination hereof).  IF THE CLOSING AND THE TRANSACTIONS CONTEMPLATED HEREBY DO NOT OCCUR AS PROVIDED HEREIN BY REASON OF PURCHASER’S FAILURE TO CLOSE WHEN OBLIGATED TO DO SO, PURCHASER AND SELLER AGREE IT WOULD BE IMPRACTICAL AND EXTREMELY DIFFICULT TO FIX THE DAMAGES WHICH SELLER MAY SUFFER.  THEREFORE, PURCHASER AND SELLER HEREBY AGREE THE DEPOSIT IS A REASONABLE ESTIMATE OF THE TOTAL NET DETRIMENT SELLER WOULD SUFFER IN THE EVENT PURCHASER DEFAULTS AND FAILS TO COMPLETE THE PURCHASE OF THE PROPERTY.  NOTHING CONTAINED HEREIN  SHALL  BE  DEEMED  TO  LIMIT  OR  OTHERWISE AFFECT  PURCHASER’S INDEMNIFICATION OBLIGATIONS UNDER  THIS  AGREEMENT.

(b)        BY THEIR SEPARATELY INITIALING THIS SECTION 10.1(b) BELOW, SELLER AND PURCHASER ACKNOWLEDGE THAT THEY HAVE READ AND UNDERSTOOD THE ABOVE PROVISION COVERING LIQUIDATED DAMAGES, AND THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION AT THE TIME THIS AGREEMENT WAS EXECUTED.

BW	MGM
Seller’s Initials	Purchaser’s Initials

10.2     Seller’s Default.  If Seller breaches its representations, warranties, covenants and/or agreements under this Agreement or has failed or is unable to consummate the purchase and sale contemplated herein by the Closing Date, Purchaser may either (a) waive such default in writing and proceed to Closing, (b) within forty-five (45) days following the scheduled Closing Date, commence an action for specific performance without offset to the Purchase Price, or (c) terminate this Agreement, whereupon (i) the Funds Escrow Agent shall promptly return the Deposit to Purchaser in accordance with the Escrow Instructions, (ii) Seller shall reimburse Purchaser for third party out-of-pocket costs and expenses incurred by Purchaser relating to this transaction, including, without limitation, diligence costs, financing costs and attorneys’ fees and costs, in an amount not to exceed Three Hundred Thousand Dollars ($300,000) (iii) this Agreement shall terminate, and (iv) neither party shall have any further rights or obligations under this Agreement except for obligations that expressly survive termination.  Notwithstanding the foregoing, nothing herein shall limit Purchaser’s right to seek recovery pursuant to Section 14.14 (which recovery amounts shall not count towards or be subject to the cap set forth in subsection (ii) of this Section 10.2).

Article XI
“AS IS” Sale; Survival; Indemnification Obligations; Post-Closing Obligations

11.1     AS IS.  PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS OTHERWISE  EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENTS EXECUTED AT CLOSING, PURCHASER IS ACQUIRING THE PROPERTY AS-IS, WHERE-IS, AND WITH ALL FAULTS, AND WITHOUT ANY WARRANTIES OF WHATSOEVER  NATURE,  EXPRESS  OR  IMPLIED,  IT  BEING  THE  INTENTION  OF SELLER AND PURCHASER EXPRESSLY TO NEGATE AND EXCLUDE ALL WARRANTIES NOT EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENTS EXECUTED AT CLOSING, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE, WARRANTIES CREATED BY ANY AFFIRMATION OF FACT OR PROMISE OR BY ANY DESCRIPTION OF THE PROPERTY CONVEYED HEREUNDER, OR BY ANY SAMPLE OR MODEL THEREOF (INCLUDING, WITHOUT LIMITATION, ANY AND ALL WARRANTIES WHATSOEVER CONTAINED IN OR CREATED UNDER THE UNIFORM COMMERCIAL CODE IN EFFECT IN ANY OTHER JURISDICTION WHOSE LAW MAY BE APPLICABLE TO THE CONSTRUCTION OR ENFORCEMENT OF THIS AGREEMENT OR ANY AND ALL INSTRUMENTS CONTEMPLATED HEREIN).  WITHOUT LIMITING SELLER’S REPRESENTATIONS, WARRANTIES AND COVENANTS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENTS EXECUTED AT CLOSING, PURCHASER WILL BE ACQUIRING THE PROPERTY SOLELY IN RELIANCE ON PURCHASER’S OWN INSPECTIONS,  EXAMINATIONS, AND EVALUATIONS OF THE PROPERTY AND PRIOR TO TAKING TITLE TO THE PROPERTY, PURCHASER SHALL HAVE HAD THE OPPORTUNITY TO DETERMINE WHETHER PURCHASER IS SATISFIED WITH THE CONDITION, QUALITY, QUANTITY, OPERATION, STATE OF REPAIR, AND PROSPECTS OF THE PROPERTY IN ALL RESPECTS, AND PURCHASER SHALL HAVE  DECIDED THAT

PURCHASER IS WILLING TO ACQUIRE THE PROPERTY “AS-IS, WHERE-IS”, AND WITH ALL FAULTS.  PURCHASER AGREES AND ACKNOWLEDGES THAT, EXCEPT FOR SELLER’S EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT OR IN ANY DOCUMENTS EXECUTED AT CLOSING, NO OTHER REPRESENTATIONS, STATEMENTS OR WARRANTIES HAVE AT ANY TIME BEEN MADE BY SELLER, OR ANY OF SELLER’S RESPECTIVE AGENTS, AS TO THE PHYSICAL CONDITION, QUALITY, QUANTITY OR STATE OF REPAIR OF THE PROPERTY, OR AS TO THE CONDITION, QUALITY, QUANTITY, OPERATION, STATE OF REPAIR, OR PROSPECTS FOR THE PROPERTY IN ANY RESPECT.

PURCHASER ACKNOWLEDGES THAT IT HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

BEING AWARE OF SAID CODE SECTION, PURCHASER EXPRESSLY WAIVES ANY RIGHTS IT MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES, COMMON LAW PRINCIPLES OR OTHER LEGAL REQUIREMENTS OF SIMILAR EFFECT.

11.2     Survival and Limitations.  Except as otherwise expressly provided in this Agreement, Seller’s and Purchaser’s representations and warranties expressly set forth in Articles III and IV hereof, respectively, Seller’s and Purchaser’s indemnification obligations expressly set forth in Section 11.4 hereof (except with respect to Litigation Claims (as defined below)), respectively, and all other covenants and agreements of Seller (except with respect to Litigation Claims) shall survive the Closing for a period of nine (9) months (the “Survival Period”) and shall not be deemed to have merged into any of the documents delivered at Closing.  Any Claim (except with respect to Litigation Claims) by Purchaser of a breach of any representation, warranty, covenant or agreement of Seller set forth in this Agreement, and any right of Purchaser to have Seller Indemnify Purchaser for a Claim pursuant to Section 11.4 hereof (except as otherwise expressly provided herein and expressly excluding Litigation Claims) (each such Claim, but expressly excluding Litigation Claims, a “Purchaser Claim”) shall at all times and in all events be subject to and limited by the following:

(a)  Purchaser shall have delivered to Seller written notice claiming such breach, and stating in reasonable detail the factual basis for such Purchaser Claim (a “Claim Notice”), prior to the expiration of the Survival Period.

(b)  Purchaser’s damages resulting from Purchaser Claims must exceed an amount equal to Seventy-Five Thousand Dollars ($75,000) (the “Claim Threshold”) in the aggregate, and, in the event Purchaser’s aggregate damages exceed such amount, then subject to the limitations set forth in Sections 11.2(c) and 11.4(b) below, Purchaser shall be entitled to recover from Seller the total amount of such damages (i.e., from the first dollar).

(c)  Notwithstanding anything contained in this Agreement to the contrary, except for fraud or willful misconduct on the part of Seller, in no event shall (i) Seller have any liability for a Purchaser Claim after Closing if, prior to Closing, Purchaser has Knowledge (as described in Section 11.3 below) of any fact or circumstance which makes such representation or warranty untrue or of any breach of any other covenant or agreement and nonetheless elects to proceed with the Closing, or (ii) Seller’s aggregate liability in respect of all Purchaser Claims exceeds an amount equal to Five Million Dollars ($5,000,000) (the “Post-Closing Cap”).  In no event shall Seller be obligated to make a payment to Purchaser for any Purchaser Claim to the extent Purchaser has received insurance proceeds or has made a damage recovery against a third party for such Purchaser Claim; provided, that if Purchaser shall receive any such insurance or other third-party proceeds relating to a Purchaser Claim following receipt of payment by Seller with respect to such Purchaser Claim, then Purchaser shall promptly remit such insurance or third-party proceeds directly to Seller.  In no event shall Purchaser have any liability for a Seller Claim after Closing if, prior to Closing, Seller has Knowledge of any fact or circumstance which makes a Purchaser representation or warranty untrue or of any breach of any other covenant or agreement by Purchaser and nonetheless elects to proceed with the Closing.  Notwithstanding the foregoing, the Claim Threshold and the Post-Closing Cap shall not apply to Seller’s obligations in Section 13.1(c) and Section 14.12.

(d) As security for any Purchaser Claim, Seller shall deliver to Funds Escrow Agent at Closing cash in the amount of Five Million Dollars ($5,000,000) (together with any and all interest earned thereon, the “Post-Closing Escrow Funds”).  The Post-Closing Escrow Funds shall be held by the Funds Escrow Agent, in escrow, in accordance with the terms and provisions of an escrow agreement to be entered into at Closing by and among Seller, Purchaser and Funds Escrow Agent, in form attached to this Agreement as Exhibit 11.2(d) (the “Post-Closing Escrow Agreement”).  The Post-Closing Escrow Funds shall be held by Funds Escrow Agent in escrow until the expiration of the Survival Period, subject to the Post-Closing Escrow Agreement; provided that if Purchaser shall deliver a Claim Notice within the Survival Period, (i) Funds Escrow Agent shall continue to hold in escrow an amount equal to the amount claimed by Purchaser until the earlier of (A) Seller’s cure of such breach as provided for in the Claim Notice to Purchaser’s reasonable satisfaction, (B) the date Seller and Purchaser settle by mutual written agreement the claim made by Purchaser and delivered to Funds Escrow Agent, (C) the date a final judgment is entered by a court of competent jurisdiction in favor of Purchaser against Seller directing the payment of the amount set forth therein (but not more than the Post-Closing Escrow Funds required to be held by Funds Escrow Agent) to Purchaser, a copy of which shall be delivered to Funds Escrow Agent by Purchaser, or (D) the date a final judgment is entered by a court of competent jurisdiction in favor of Seller against Purchaser (in which event Funds Escrow Agent may release the remaining Post-Closing Escrow Funds); and (ii) Funds Escrow Agent may release to Seller from the Post-Closing Escrow Funds any and all amounts in excess of the claim(s) timely made by Purchaser.  At the Closing, Seller may direct that a portion of the Purchase Price be used for the funding of the Post-Closing Escrow Funds.

(e)  Purchaser hereby acknowledges and agrees that if the Closing occurs under this Agreement, then Purchaser’s remedies set forth in this Section 11.2 and in Section 11.4 hereof, and subject in all events to the limitations and restrictions set forth in this Article XI, shall be Purchaser’s sole and exclusive remedies against Seller for any breach or default or alleged breach or default by Seller under this Agreement or in connection with any matter related to the transactions contemplated under this Agreement or any indemnification therefor, and that in no event shall Purchaser have the right to initiate any other action or remedy against Seller in connection with this Agreement or in connection with any matter related to the transactions contemplated under this Agreement.  Notwithstanding the foregoing, nothing herein shall limit Purchaser’s right to seek recovery pursuant to Section 14.14 (which recovery amounts shall not count towards or be subject to the Post-Closing Cap).

11.3     Purchaser’s Knowledge.  If Purchaser has Knowledge of a breach of any representation or warranty made by Seller in this Agreement prior to the Closing, and Purchaser nevertheless elects to proceed to Closing hereunder, such representation or warranty by Seller shall be deemed to be qualified or modified to reflect Purchaser’s Knowledge of such breach and Seller shall have no liability to Purchaser in connection with such breach following Closing.  As used in this Agreement, “to the best of Purchaser’s Knowledge”, “to the Knowledge of Purchaser”, “known to Purchaser” or “to Purchaser’s Knowledge” (or words of similar meaning) shall mean to the actual, present knowledge of Gil Murillo or Adam Hickman.

Purchaser shall also be deemed to have “Knowledge” of the following:  (a) the contents of all of the due diligence materials provided to Purchaser on Seller’s online data room hosted at http://dataroom.hwehotels.com/room.php?id=1139 (the “Dataroom”) as of the Contract Date, (b) for purposes of determining Purchaser’s Knowledge in the context of any breaches alleged prior to Closing, the contents of all of the due diligence materials posted to the Dataroom as of the date that is five (5) Business Days prior to the expiration of the Feasibility Period, (c) the contents of all third party reports obtained by Purchaser, (d) all Schedules to this Agreement and (e) for purposes of determining Purchaser’s Knowledge for any breaches alleged following Closing, all updates to the Dataroom through the day that is five (5) Business Days prior to the Closing Date.  From and after the Contract Date, Seller shall provide email notifications to Derek Roth, Myles Blau, Gil Murillo and Adam Hickman of all due diligence materials posted to the Dataroom each time such materials are uploaded as well as the location where such materials are stored on the Dataroom.

11.4     Indemnification.

(a)  Agreement to Indemnify.  Notwithstanding any provisions of this Agreement to the contrary, but in all events subject to the limitations otherwise set forth in Article XI hereof, from and after Closing, (i) Seller shall hold harmless, indemnify and defend Purchaser against any and all obligations, claims, losses, damages, liabilities and expenses (including reasonable attorneys’ fees and other charges) arising out of (A) the material inaccuracy of any representation or warranty of Seller herein, (B) the failure of Seller to perform any of its obligations hereunder in any material respect, (C) Claims asserted by third-parties relating to damage to property or injury to or death of any person occurring on or about the Property or any portion thereof during the period of Seller’s ownership of the Hotel, and (D) Claims asserted by Manager against “Owner”

under the Management Agreement which are established to be related to acts, events or omissions that occurred during the period of Seller’s ownership of the Hotel (provided, however, that in no event shall Seller’s obligations under this Section 11.4(a) apply to any matters arising out of or in connection with the Robinson Case or the Barraza Case (each as defined below)), and (ii) Purchaser shall hold harmless, indemnify and defend Seller against any and all obligations, claims, losses, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees and other charges) arising out of (A) the material inaccuracy of any representation or warranty of Purchaser herein, (B) the failure of Purchaser to perform any of its obligations hereunder in any material respect, or (C) Claims asserted by third parties relating to in connection with events relating to damage to property or injury to or death of any person occurring on or about the Property or any portion thereof during the period of Purchaser’s ownership of the Hotel (the “Seller Claims”).

(b)  Notice and Cooperation on Indemnification.  Whenever either party shall learn through the filing of a Purchaser Claim or Seller Claim, as the case may be, that the other party is or may be responsible under this Agreement, the party learning of such liability shall notify the other party promptly and furnish such copies of documents (and make originals thereof available) and such other information as such party may have that may be used or useful in the defense of such claims and shall afford said other party full opportunity to defend the same in the name of the notifying party and generally shall cooperate with said other party in the defense of any such claim.  Upon receipt of such notice of possible liability, the party obligated to provide indemnity shall have the right to provide a written notice to the party entitled to indemnity that the indemnifying party elects to assume the defense of such matter, including, without limitation, the employment of counsel reasonably satisfactory to the indemnified party; whereupon the indemnifying party shall have the right to prosecute such defense and shall be responsible for the payment of the fees and disbursements of such counsel; provided, however, if in the reasonable judgment of the indemnified party, (i) such litigation, action, suit, demand, claim or the resolution thereof, would have a material adverse effect on the indemnified party, or (ii) the indemnifying party shall have a conflict of interest in defending such action on the indemnified party’s behalf, then at the indemnified party’s election, the indemnified party may defend itself, and in either of such instances it shall be at the indemnifying party’s expense; provided, however, that the indemnifying party shall be responsible for the reasonable fees of no more than one counsel in each jurisdiction in each proceeding.  The failure of an indemnified party to provide prompt notice of a Purchaser Claim or a Seller Claim to the indemnifying party pursuant to the first sentence of this Section 11.4(b) shall not relieve the indemnifying party of its obligation to Indemnify the indemnified party hereunder, except to the extent that such failure materially prejudices the indemnifying party’s ability to conduct such Indemnification, and except to the extent such failure materially increases the amount of the applicable Purchaser Claim or Seller Claim.

11.5     Litigation Claims.

(a)        As used herein:

(i)       “Robinson Case” means that certain legal proceeding instituted by Mark Robinson, as plaintiff, in the Superior Court of California County of San Francisco, case number CGC 15-546585, filed on or about June 29, 2015;

(ii)      “Litigation Period” shall mean the period commencing on the Closing Date and continuing until ten (10) days after a full and final resolution of all the claims in the Robinson Case with no further right to appeal or seek review, including, without limitation, the occurrence of any of the following after an Early Distribution Event: (A) the failure to timely file a petition for review in the California Supreme Court, (B) the California Supreme court denying a petition for review, or (C) the California Supreme Court failing to issue review on its own motion;

(iii)     “Early Distribution Event” shall mean the California Court of Appeal issues a decision in the Robinson Case that becomes final as to that Court with no further proceedings required in the California Superior Court; and

(iv)     “Barraza Case” means that certain legal proceeding instituted by Claudia Barraza, as plaintiff, in the Superior Court of California County of Los Angeles, case number BC615299, filed on or about March 29, 2016.

(b)      Seller’s obligations with respect to the Robinson Case in this Section 11.5 and in Section 11.6 shall survive the Closing until the expiration of the Litigation Period (and the additional period contemplated by Section 11.5(b)(ii) with respect to any unresolved Litigation Claim Notices) and shall not be deemed to have merged into any of the documents delivered at Closing.  Notwithstanding anything to the contrary herein, any right of Purchaser to have Seller Indemnify Purchaser for a Claim pursuant to Section 11.6 hereof (each such Claim, a “Litigation Claim”), shall at all times and in all events be subject to and limited by the following:

(i)       Purchaser shall have delivered to Seller written notice claiming such right to have Seller Indemnify Purchaser, and stating in reasonable detail the factual basis for such Litigation Claim (a “Litigation Claim Notice”), prior to the expiration of the Litigation Period.

(ii)      As security for any Litigation Claim other than (unless Purchaser otherwise elects or consents thereto in writing) for payment of the fees, costs and expenses of counsel hired by Manager to defend against the claims asserted in the Robinson Case (the “Defendant Legal Costs”), Seller shall deliver to Funds Escrow Agent at Closing cash in the amount of Eight Million Dollars ($8,000,000) (together with any and all interest earned thereon, the “Post-Closing Escrow (Litigation) Funds”).  The Post-Closing Escrow (Litigation) Funds shall be held by the Funds Escrow Agent, in escrow, in accordance with the terms and provisions of an escrow agreement to be entered into at Closing by and among Seller, Purchaser and Funds Escrow Agent, in form attached to this Agreement as Exhibit 11.5(b)(ii) (the “Post-Closing Escrow Agreement (Litigation)”); provided, however, that upon any Early Distribution Event, the Post-Closing Escrow (Litigation) Funds shall be reduced by $3,000,000 less the sum of (i) the amount of any Litigation Claim made prior to such

Early Distribution Event that remains outstanding, and (ii) any amounts previously released to Purchaser from the Post-Closing Escrow (Litigation) Funds.  The Post-Closing Escrow (Litigation) Funds shall be used for all Litigation Claims other than Defendant Legal Costs; provided, however, that upon the expiration of the Litigation Period or upon any Early Distribution Event, to the extent that any Defendant Legal Costs have not been paid, such fees shall be paid from the applicable Post-Closing Escrow (Litigation) Funds being released to Seller, prior to such release.  The balance of the Post-Closing Escrow (Litigation) Funds shall be held by Funds Escrow Agent in escrow until the expiration of the Litigation Period, subject to the Post-Closing Escrow Agreement (Litigation); provided that if Purchaser shall deliver a Litigation Claim Notice within the Litigation Period, (i) Funds Escrow Agent shall continue to hold in escrow an amount equal to the amount claimed by Purchaser until the earlier of (A) Seller’s satisfaction of its indemnification obligation as provided for in the Litigation Claim Notice to Purchaser’s reasonable satisfaction, (B) the date Seller and Purchaser settle by mutual written agreement the claim made by Purchaser and delivered to Funds Escrow Agent, (C) the date a final judgment is entered by a court of competent jurisdiction in favor of Purchaser against Seller directing the payment of the amount set forth therein (but not more than the Post-Closing Escrow (Litigation) Funds required to be held by Funds Escrow Agent) to Purchaser, a copy of which shall be delivered to Funds Escrow Agent by Purchaser, or (D) the date a final judgment is entered by a court of competent jurisdiction in favor of Seller against Purchaser (in which event Funds Escrow Agent may release the remaining Post-Closing Escrow (Litigation) Funds); and (ii) Funds Escrow Agent may release to Seller from the Post-Closing Escrow (Litigation) Funds any and all amounts in excess of the claim(s) timely made by Purchaser.  At the Closing, Seller may direct that a portion of the Purchase Price be used for the funding of the Post-Closing Escrow (Litigation) Funds.

(iii)     For the avoidance of doubt, Litigation Claims (including, without limitation, to the extent arising pursuant to a claim by Manager under the Management Agreement), are not subject to the Claim Threshold, the Survival Period or the Post-Closing Cap; provided, however, that Seller’s only liability to Purchaser with respect to Litigation Claims shall be the disbursement of the Post-Closing Escrow (Litigation) Funds in accordance with the terms of this Agreement and the Post-Closing Escrow Agreement (Litigation), and the payment of Defendant Legal Costs in accordance with the terms of this Agreement.

(iv)     As security for Seller’s indemnity obligation pursuant to Section 11.6(a) hereof to pay all Defendant Legal Costs from and after the Closing Date through and including the Litigation Period (and the additional period contemplated by Section 11.5(b)(ii) with respect to any unresolved Litigation Claim Notices), Seller hereby agrees to establish at Closing a cash reserve in a bank account in its own name in an amount equal to $250,000 (such cash reserve to be used during the Litigation Period only for Defendant Legal Costs and costs relating to maintaining Seller in existence).  Purchaser agrees Seller shall have the right to arrange with Manager for the direct payment of Defendant Legal Costs by Seller from time to time.

(v)      Notwithstanding the foregoing, nothing herein shall limit Purchaser’s right to seek recovery pursuant to Section 14.14 in connection with any failure by Seller to fulfill its obligations in this Section 11.5 and Section 11.6.

11.6     Litigation Indemnification.

(a)  Agreement to Indemnify.  Notwithstanding any provisions of this Agreement to the contrary, but in all events subject to the limitations otherwise set forth in Section 11.5 hereof, from and after Closing, Seller shall hold harmless, indemnify and defend Purchaser against (A) the amount of any judgment against defendant in, or the amount of any sum payable by defendant in order to settle, the Robinson Case to the extent directly or indirectly paid by Purchaser (including, without limitation, to the extent arising pursuant to a claim by Manager under the Management Agreement) and (B) all Defendant Legal Costs, but in all events excluding (i) any and all amounts arising from any litigation other than the Robinson Case, (ii) such amounts to the extent applicable to revenue earned by Purchaser from and after Closing (e.g., if banquet revenue that Purchaser receives after Closing is required to be forfeited, Seller shall not be responsible for the same), including interest and penalties that accrue after Closing with respect to such amounts, and (iii) legal fees, costs and expenses incurred by Purchaser for its own counsel with respect to the Robinson Case (as distinct from Defendant Legal Costs).  For the avoidance of doubt, however, (I) Seller shall be responsible for all interest and penalties accruing with respect to revenue earned prior to the Closing, including interest and penalties that accrue after Closing with respect to such amounts, and (II) Seller shall be responsible for all Defendant Legal Costs, whether occurring before or after the Closing.

(b)  Notice and Cooperation on Indemnification.  The provisions of Section 11.4(b) shall apply to Litigation Claims, mutatis mutandis.

11.7     Barraza Case.  Purchaser’s rights with respect to the Barraza Case shall be as set forth in the Reserve Agreement and shall survive Closing in accordance therewith.

11.8     Survival of Article.  The provisions of this Article XI shall survive the Closing for the Survival Period.

Article XII
Casualty or Condemnation

12.1     Notice to Purchaser.  Seller agrees to give Purchaser prompt notice of any fire or other casualty occurring at the Hotel between the Contract Date and the Closing Date; provided, however, that Seller shall not be deemed to be in default under this Section 12.1 for failure to report minor incidents causing insignificant damage.

12.2     Condemnation, Casualty or Litigation.  If, prior to Closing, (a) condemnation proceedings or similar proceedings are commenced against all or any material portion of the Property, or (b) a material fire or other casualty occurs, Purchaser shall have the right, upon notice in writing to Seller delivered within ten (10) days after actual notice of such condemnation, fire or other casualty, to terminate this Agreement.  Upon such termination, the

Deposit shall be returned immediately to Purchaser, and neither party shall have any further liability to the other hereunder except for obligations that expressly survive termination of this Agreement.  If the Property is so condemned or damaged but this Agreement is not terminated, the Purchase Price shall not be reduced, but Purchaser shall be entitled to an assignment of all of Seller’s share of the condemnation award or the proceeds of any fire or other casualty insurance plus a credit against the Purchase Price in the amount of any deductible under such insurance that has not been applied to the restoration or repair of such damage, and all business interruption insurance proceeds (if any) payable with respect to the Property relating to the period on and after Closing, and Seller shall have no obligation to repair or restore the Property.  As used herein with respect to a condemnation, the term “material” means a condemnation or similar event as a result of which (i) the amount of the condemnation award or purchase price, as the case may be, exceeds or is likely to exceed $2,500,000, or (ii) the number of available parking spaces at the Property will be reduced, or (iii) access to the Property will be altered or modified such that the Property will not be usable for its intended purpose (or interference with such use will occur) to the same extent as existed prior to the condemnation, in whole or in part, or (iv) the Property will be rendered non-compliant with applicable law, or (v) any of the Improvements on the Property are condemned. As used herein with respect to a casualty, the term “material” means a casualty as a result of which the cost of repair is reasonably estimated to exceed $2,500,000. If a casualty to any part of the Property has occurred and Purchaser is required or elects to complete the purchase of the Property, Seller shall reasonably cooperate with Purchaser in prosecuting all insurance claims assigned to Purchaser at Closing.  This Section 12.2 shall survive the Closing.

12.3     Risk of Loss.  Subject to the provisions of this Article XII, the risk of loss or damage to the Property shall remain with Seller until the Closing.

Article XIII
Prorations and Expenses

13.1     Prorations Generally.  The items of revenue and expense set forth in this Section 13.1 shall be prorated between Seller and Purchaser (the “Prorations”) as of 11:59 p.m. local time on the day immediately preceding the Closing Date (the “Proration Time”), or such other time expressly provided in this Section 13.1, so that the Closing Date is a day of income and expense for Purchaser.  Seller and Purchaser shall receive debits and credits against the Purchase Price pursuant to this Article XIII.  In the case of any adjustment to be made at Closing, the Purchase Price payable pursuant to Section 2.1 shall be increased or decreased to reflect such adjustment.

(a)  Income and Expenses.  Except as otherwise expressly set forth in this Article XIII, all items of income and expense of the Property (including, without limitation, base and incentive management fees under the Management Agreement) with respect to the period prior to the Proration Time shall be for the account of Seller, and all items of income and expense of the Hotel with respect to the period after the Proration Time shall be for the account of Purchaser.  Except as otherwise expressly set forth in this Article XIII, all prorations shall be on an accrual basis in accordance with generally accepted accounting principles.

(b)  Settlement Statement.  All income and expenses described in this Article XIII that can be determined or estimated on the Closing Date shall be so determined or estimated by Purchaser and Seller in good faith based on a final night audit performed, and shall be set forth on a settlement statement (“Settlement Statement”) executed by Seller and Purchaser at Closing.

(c)  Post-Closing True-up.  Except as provided below, on the date which is one hundred twenty (120) days following the Closing, Seller and Purchaser shall make a final determination of the prorations required hereunder (the “True-up”), and within ten (10) Business Days of the True-up, Seller or Purchaser, as the case may be, shall pay to the other the amount as may be required by the True-up.  At the True-up, Seller and Purchaser shall recalculate and reapportion any income and expenses (i) which were not apportioned on the Settlement Statement because of the unavailability of information, or (ii) which were apportioned on the Settlement Statement based upon estimated or incomplete information.  The True-up shall be final and except as otherwise expressly set forth in this Agreement there shall be no further adjustment between Seller and Purchaser for income and expenses.  Notwithstanding the foregoing, taxes shall be trued-up as and when final tax bills are received and/or upon resolution of any pending tax appeal proceedings involving the year in which Closing occurs.

13.2     Revenue, Receivables and Payables.

(a)  All revenues (less taxes, commissions and collection costs) received or to be received on account of room rents for the period prior to and including the Proration Time shall belong to Seller (with Purchaser to remit such revenues to Seller to the extent any such revenues are paid to Purchaser following Closing), and all such revenues for the period beginning on the day immediately following the Proration Time shall belong to Purchaser; provided however, that all room revenues (less taxes, commissions and collection costs) for the night preceding Closing will be divided evenly between Seller and Purchaser.  The accounts receivable of registered guests at the Property who have not checked out and were occupying rooms as of the Proration Time are collectively called the “Guest Ledger.”  Purchaser shall pay over to Seller, as and when received by Purchaser, a portion of the proceeds from each Property guest on the Guest Ledger (less taxes, commissions and collection costs), which portion corresponds proportionately to the portion of such guest’s payment attributable to the period ending on and including the Proration Time; provided, however, that if an amount less than the total amount due from a guest is collected and the guest continued in occupancy after the Proration Time, such amount shall be allocated to Seller and Purchaser on a pro rata basis based on their respective receivables due from such guest.

(b)  All accounts payable relating to the Hotel in respect of the period prior to the Proration Time shall be assumed by Purchaser, and Purchaser shall receive a credit against the Purchase Price in an amount equal to the sum of such accounts payable.

(c)  In addition to the Guest Ledger, Purchaser shall assume all accounts receivable due and payable at or prior to the Proration Time. Seller shall receive a credit for all accounts receivable (other than the Guest Ledger which is addressed in Section 13.2(a)) (provided that such amount will be reconciled upon the completion of True-Up to reflect collections of the accounts receivable, and any amounts owing by one party to the other shall be promptly paid), and Purchaser shall be entitled to all amounts collected for such accounts receivable.

13.3     Food and Beverage Revenue; Vending Machine Revenue.  All monies received in connection with bar and restaurant services, if any, at the Hotel (other than amounts due from any guest) prior to the Proration Time shall belong to Seller.  Vending machine proceeds shall be counted as close to the Proration Time as is possible and the net amount thereof shall be credited to Seller at Closing.

13.4     Utility Contracts.  All utility services (including, without limitation, electricity, gas, water, sewer and telecommunication) shall be prorated as of the Proration Time between Purchaser and Seller.  To the extent practicable, readings shall be obtained for all utilities as of the Proration Time.  If not practicable, the cost of such utilities shall be prorated between Seller and Purchaser by estimating such cost on the basis of the most recent bill for such service; provided, however, that after the Closing, Seller and Purchaser shall reprorate the amount for such utilities and pay any deficiency in the original proration to the other Party promptly upon receipt of the actual bill for the relevant billing period.  Seller shall receive a credit for all deposits actually transferred to Purchaser or which remain on deposit for the benefit of Purchaser (as acknowledged orally or in writing by such utility) with respect to such utility contracts.

13.5     Hotel Matters.  Purchaser shall receive a credit for deposits and other advance payments, if any, received by Seller or Manager under Bookings for Hotel facilities for the period after Closing that remain in effect as of Closing.

13.6     Consumables and Inventory.  Seller shall receive no credit for any Personal Property, including without limitation, Fixed Asset Supplies or Inventories (whether opened or unopened).

13.7     Cash and Accounts.  At the Closing, Seller shall transfer to Purchaser all petty cash on hand at the Hotel and Seller shall receive a credit at the Closing for such cash.

13.8     Other Adjustments and Prorations.  To the extent not inconsistent with any of the foregoing, all other items of income and expense as are customarily adjusted or prorated upon the sale and purchase of a hotel property similar to the Hotel shall be adjusted and prorated between Seller and Purchaser accordingly.

13.9     Guests’ Property.  All baggage or other property of patrons of the Hotel checked or left in care of Seller (including, without limitation, in any central safe deposit box) shall be listed in an inventory to be prepared in duplicate and signed by Seller’s and Purchaser’s representatives on the Closing Date.  Seller will indemnify and hold Purchaser harmless from and against all claims for all baggage and property to the extent that any such baggage or property was lost or misplaced by Seller prior to the time Seller and Purchaser conduct such baggage inventory on the Closing Date.  Purchaser shall be responsible from and after the Closing Date and will indemnify and hold Seller harmless from and against all claims for all baggage and property listed in such inventory.  All baggage or other property of guests retained by Seller as security for unpaid accounts receivable may be left at the Hotel, for a period not to exceed one

(1) month from the Closing Date, within which time such baggage or other property shall be removed or otherwise disposed of by Purchaser.

13.10   Real Estate Taxes.  Real estate taxes, supplemental real estate taxes, gross, receipt taxes, personal property taxes, special assessments, and vault charges, if any, shall be apportioned as of the Closing Date on the basis of the fiscal period for which assessed.  Seller will be responsible for all such taxes assessments and charges relating to the period prior to Closing.  Purchaser will be responsible for all such taxes, assessments and charges relating to the period on and after Closing (including supplemental taxes resulting from the change in ownership and any reassessment occurring as a result of the Closing pursuant to this Agreement).  If any such taxes, assessments or charges which have been apportioned shall subsequently be reduced by abatement, Seller shall have the right to all sums relating to the period prior to Closing and Purchaser shall have the right to all sums relating to the period after Closing.  Seller shall not file any new appeals or abatement proceedings with respect to the Property for any period that includes the Closing Date or any period thereafter.

13.11   Rents.  Rent and other fixed or variable payments due from tenants under the Space Leases (“Rents”) shall be prorated between Purchaser and Seller as of Closing; provided, however, that no proration shall be made of any Rent that is not actually received by Seller prior to Closing.  Rent that relates to the period in which the Closing occurs but that was not paid before Closing (and therefore was not prorated at Closing) shall be prorated between Seller and Purchaser as of the Closing Date, but not until it is actually collected by Purchaser after the Closing, it being understood and agreed that Purchaser shall have no obligation to collect delinquent rent on behalf of Seller.  Rent collected by Purchaser after the Closing, net of the costs of collection (including reasonable attorneys’ fees and costs), shall be applied first to unpaid Rent accruing on and after the Closing Date, and then to unpaid Rent accruing before the Closing Date.  Purchaser shall receive a credit for all security deposits held by Seller under the Space Leases which are not transferred to Purchaser.

13.12   Employee Compensation.  Subject to Section 6.9, Seller shall be responsible for any liability to or respecting Hotel employees arising from Manager’s employment thereof prior to the Closing Date, including but not limited to employees’ wages, employment taxes, accrued vacation pay, sick leave, bonuses, severance and pension benefits.  Purchaser shall be responsible for any liability to or respecting Hotel employees arising from Purchaser’s or Manager’s employment thereof from and following the Closing Date, including but not limited to employees’ wages, employment taxes, accrued vacation pay, sick leave, bonuses, severance and pension benefits.

13.13   FF&E Reserve; Operating Account.  (a) The account or accounts that hold funds comprising any “FF&E reserve,” “reserve for replacements”, or similar reserve and any other reserve accounts held by Manager (collectively, “Reserve Accounts”) shall remain in place for the benefit of Purchaser after Closing, and at Closing Seller shall receive a credit in an amount equal to the aggregate balance of such Reserve Accounts as of the Closing Date.

(b)  The Operating Accounts (as defined in the Management Agreement) held by Manager shall remain in place for the benefit of Purchaser after Closing, and at Closing Seller shall receive a credit in an amount equal to the aggregate balances of such accounts as of the Closing Date.

(c)  At Closing, Seller shall retain any account or accounts held by Seller’s lender, Seller or any other party on behalf of Seller (other than the Operating Accounts and Reserve Accounts), and no adjustment to Purchase Price shall be made in respect of such other accounts.

(d) At Closing, unless Seller has provided Purchaser with evidence that all costs therefor have been paid prior to Closing, Purchaser shall receive a credit against the Purchase Price in an amount equal to any unpaid sums relating to the following projects as described in the November 2016 Rent Letter: (i) the rooms renovation, (ii) the service elevator modernization, and (iii) the lobby and lounge renovation.

13.14   Vouchers.  Purchaser shall (i) honor the Vouchers listed on Exhibit 3.23 attached hereto (as such exhibit shall be updated as of Closing) and shall assume all liability, if any, for such outstanding Vouchers as of the Closing Date, (ii) receive a credit against the Purchase Price payable at Closing in an amount equal to thirty percent (30%) of the estimated value listed on Exhibit 3.23, and (iii) indemnify, defend and hold Seller harmless for, from and against all claims, liabilities, costs and expenses arising out of the Vouchers for which Purchaser has received a credit hereunder from and after the Closing Date.

13.15   Audio Visual Incentive and Bonus.  So long as the PSAV Agreement (as defined below) is an Assumed Contract or an Assumed Equipment Lease at Closing, Purchaser shall receive a credit against the Purchase Price in an amount equal to the sum of (a) the unamortized Bonus (as defined in that certain Service Agreement for Audiovisual Service dated as of February 16, 2016 by and between Operating Tenant and Audio Visual Services Group, Inc., a Delaware corporation (“PSAV”), as amended by that certain First Amendment to Service Agreement for Audiovisual Service dated as of February 16, 2016 by and between Operating Tenant and PSAV (collectively, the “PSAV Agreement”)) as of the Closing Date and (b) the unamortized Incentive (as defined in the PSAV Agreement) as of the Closing Date.

13.16   Survival.  The terms and provisions of this Article XIII shall survive the Closing for the Survival Period.

Article XIV
Miscellaneous

14.1     Assignment.  (a)  Neither party shall assign or transfer or permit the assignment or transfer of its rights or obligations under this Agreement without the prior written consent of the other, any such assignment or transfer without such prior consent being hereby declared to be null and void; provided, however, that Purchaser shall have the right to either nominate one or more Affiliates (as defined below) to take title to the Property (or any component thereof) without Seller’s consent, upon written notice to Seller no later than three (3) Business Days prior to the Closing Date, but Purchaser shall remain liable following any such assignment for all obligations of “Purchaser” hereunder until Closing (at which time the assignor shall be released from all liability under this Agreement).  As used in this Section 14.1, “Affiliate” shall mean an entity that Controls, is Controlled by, or is under common Control with Purchaser or Carey Watermark Investors Incorporated, a Maryland corporation (“CWII”), or their respective principal shareholders or partners, and “Affiliate” shall also include any partnership of which Purchaser or CWII or their respective direct or indirect principal shareholders are a majority owner.  As used in this Section 14.1, “Control” and its derivations shall mean direct or indirect ownership of at least fifty-one percent (51%) of the controlled entity’s ownership interests and the right, directly or indirectly, to direct the controlled entity’s management and policies.

(b)  In the event either party consents to an assignment of this Agreement by the other for which consent is required, no further assignment shall be made without another written consent from the consenting party, unless the assignment may otherwise be made without consent under this Agreement.  An assignment by either Seller or Purchaser of its interest in this Agreement shall not relieve Seller or Purchaser, as the case may be, from its obligations (except as set forth in Section 14.1(a) above), but this Agreement shall then inure to the benefit of, and be binding on, the assignee’s permitted successors, heirs, legal representatives and assigns.

14.2     Consents.  If, under this Agreement, the consent of a party is required, the consent shall be in writing and shall be executed by a duly authorized officer or agent.

14.3     Applicable Law.  This Agreement shall be governed by the laws of the State of California, without resort to the choice of law rules thereof.

14.4     Headings; Exhibits.  The headings of articles and sections of this Agreement are inserted only for convenience; they are not to be construed as a limitation of the scope of the particular provision to which they refer.  All exhibits attached or to be attached to this Agreement are incorporated herein by this reference.  The words “herein” and “hereof” mean “in this Agreement” and “of this Agreement,” respectively, and do not designate any particular section, subsection or other portion of this Agreement to the exclusion of any other portion of this Agreement.

14.5     Notices.  Notices and other communications required by this Agreement shall be in writing and (i) delivered by hand against receipt; (ii) sent by recognized overnight delivery service; (iii) sent by certified or registered mail, postage prepaid, with return receipt requested; or (iv) by electronic mail, with a confirmation copy delivered by another method permitted under this Section 14.5.  All notices shall be addressed as follows:

If to Purchaser:

CWI 2 San Francisco Hotel, LP
c/o Carey Watermark Investors 2 Incorporated
272 East Deerpath Road, Suite 320
Lake Forest, Illinois 60045
Attention:  Michael G. Medzigian
E-mail: medzigian@watermarkcap.com

With a copy to:

Paul Hastings LLP
515 South Flower Street, 25th Floor
Los Angeles, California 90071
Attention:  Rick S. Kirkbride, Esq.
E-mail: rickkirkbride@paulhastings.com

If to Seller:

RC SF Owner LLC
c/o Thayer Lodging Group LLC, a Brookfield company
1997 Annapolis Exchange Pkwy, Suite 550
Annapolis, Maryland  21401
Attention:  Bruce G. Wiles
E-mail:  bwiles@thayerlodging.com

With a copy to:

Morris, Manning & Martin
1401 Eye Street NW, Suite 600
Washington, DC  20005
Attention:  Carol Weld King, Esq.
E-mail:  cwking@mmmlaw.com

or to such other address as may be designated by a proper notice.  Notices shall be deemed to be effective upon receipt or refusal of the addressee to accept delivery; provided that notices sent by electronic mail, provided the same are not returned as undeliverable and provided the same are followed by a hard copy, shall be deemed delivered upon receipt of electronic confirmation of transmission.

14.6     Waiver.  The failure of either party to insist on strict performance of any of the provisions of this Agreement or to exercise any right granted to it shall not be construed as a relinquishment or future waiver; rather, the provision or right shall continue in full force.  No waiver of any provision or right shall be valid unless it is in writing and signed by the party giving it.

14.7     Partial Invalidity.  If any part of this Agreement is declared invalid by a court of competent jurisdiction, this Agreement shall be construed as if such portion had never existed, unless this construction would operate as an undue hardship on Seller or Purchaser or would constitute a substantial deviation from the general intent of the parties as reflected in this Agreement.

14.8     Entire Agreement.  This Agreement, together with the other writings signed by the parties and incorporated herein by reference and together with any instruments to be executed and delivered under this Agreement, constitutes the entire agreement between the parties with respect to the purchase and sale of the Property and supersedes all prior oral and written understandings.  Any amendments to this Agreement shall not be effective unless in writing and signed by the parties hereto.

14.9     Time is of the Essence.  Time is of the essence with respect to performance of all obligations under this Agreement.  Notwithstanding the foregoing, if any day herein set forth for the performance of any obligations of Seller or Purchaser, for the delivery of any instrument or notice as herein provided, or for the expiration of any period should be a Saturday, Sunday or legal holiday, the compliance with such obligations shall be timely, the delivery of such instrument or notice shall be timely or the expiration of such period shall occur, as applicable, on the next Business Day following such Saturday, Sunday or legal holiday.  As used herein, (a) the term “legal holiday” means any state or federal holiday on which, or in observance of which, the Board of Governors of the U.S. Federal Reserve System dictates that Federal Reserve banks are to be closed, and (b) the term “Business Day” means a day that is not a Saturday, Sunday or legal holiday.

14.10   Waiver of Jury Trial.  Seller and Purchaser each hereby waives any right to jury trial in the event any party files an action relating to this Agreement or to the transactions or obligations contemplated hereunder.

14.11   Counterparts.  This Agreement may be executed in separate counterparts, none of which need contain the signatures of all parties, each of which shall be deemed to be an original, provided all of such counterparts, taken together, include the signatures of all parties hereto.  It shall not be necessary in making proof of this Agreement to produce or account for more than the number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

14.12   Brokerage.  Purchaser and Seller each represents and warrants to the other that no broker or agent is entitled to the payment of a commission for services rendered in connection with the transactions contemplated herein, except for Hodges Ward Elliott, Inc. (“Seller’s Broker”).  In the event this transaction closes, Seller shall compensate Seller’s Broker for services provided in connection with this transaction under the terms of a separate agreement.  Each of the parties hereto agrees to Indemnify the other with respect to any Claim made by a broker, attorney or finder claiming through such party for a commission, fee or compensation in connection with this Agreement or the sale of the Property hereunder.  The provisions of this Section 14.12 shall survive Closing and the Survival Period.

14.13   Public Announcements.  The parties acknowledge and agree that either may issue a press release after the Closing, the form and content of which shall be subject to the prior consent of the other (which consent will not be unreasonably withheld, conditioned or delayed); provided, however, Seller hereby approves Purchaser’s form of press release in the form set forth on Exhibit 14.13.  Without limiting the foregoing, in no event shall (a) Seller or Purchaser publicly disclose the Purchase Price hereunder, (b) Seller issue any press release until after Purchaser issues its press release regarding the transaction, and (c) Seller publicly disclose its acquisition purchase price, its gain or profit with respect to the Hotel or the Purchase Price, in each case except to the extent required by Applicable Law or the Securities and Exchange

Commission.  This Section 14.13 shall survive the Closing or any earlier termination of this Agreement.

14.14   Attorneys’ Fees.  If either party hereto fails to materially perform any of its obligations under this Agreement or if any dispute arises between the parties hereto concerning the meaning or interpretation of any provision of this Agreement, then the defaulting party or the party not prevailing in such dispute, as the case may be, shall pay any and all reasonable costs and expenses incurred by the other party on account of such default and/or in enforcing or establishing its rights hereunder, including, without limitation, court costs and reasonable attorneys’ fees and disbursements.  Notwithstanding anything in this Agreement to the contrary, any such attorneys’ fees and other expenses incurred by either party in enforcing a judgment in its favor under this Agreement shall be recoverable separately from and in addition to any other amount included in such judgment, and such attorneys’ fees obligation is intended to be severable from the other provisions of this Agreement and to survive and not be merged into any such judgment.  The obligations of the parties under this Section 14.14 shall survive Closing or any termination of this Agreement.

14.15   Exclusivity.  From and after the Contract Date until the earlier of (a) the termination of this Agreement in accordance with its terms, and (b) the Closing, neither Seller nor any of Seller’s affiliates, agents or representatives shall, directly or indirectly, (i) offer the Property or any portion thereof for sale to any other Person; (ii) engage, negotiate or discuss with any person (other than Purchaser and Purchaser’s Affiliates, agents and representatives) any sale, equity transfer or issuance, master lease, refinancing or joint venture relating to Seller, the Property or any portion thereof (each, a “Capital Transaction”); (iii) solicit or consider any offers from any person (other than Purchaser and its Affiliates) with respect to a Capital Transaction; or (iv) market, provide any information to, or otherwise cooperate with, any other Person (other than Purchaser and Purchaser’s Affiliates, agents and representatives) relating to any proposed Capital Transaction.

14.16   Confidentiality.  Each party hereto agrees to maintain the confidentiality and existence of the non-public information provided to it by or on behalf of the other party, except that the foregoing shall not prohibit (a) disclosure of such information to such party’s Affiliates, directors, managers, officers, employees, agents, representatives, advisors, consultants, investors, potential investors, lenders and potential lenders so long as such disclose agrees to maintain the confidentiality of such information as set forth herein or (b) any disclosure required by or regulations mandating disclosure (including Purchaser’s and its affiliates’ filings or other disclosures required by or customary in connection with regulation by the Securities and Exchange Commission).  Further, Purchaser and Seller shall cause those people in their employ and their third party professionals to be bound by the same level of care with respect to maintaining the confidentiality of the existence of the transactions contemplated by this Agreement and the non-public information provided to them in connection therewith as Purchaser and Seller are charged with hereunder.

14.17   Reserve Agreement.  At Closing, in addition to the Purchase Price, Purchaser shall deposit with Funds Escrow Agent the sum of Ten Million Dollars ($10,000,000), to be held and disbursed, if applicable, pursuant to the terms of an agreement in the form of Exhibit 14.17 attached hereto (the “Reserve Agreement”).  The Reserve Agreement shall provide that, to the extent the Hotel does not achieve certain financial performance thresholds during the two (2) year period immediately following the Closing (the “Protection Period”), disbursements shall be made to Purchaser on a quarterly basis as provided therein, with any remaining amounts being disbursed to Seller at the end of the Protection Period.  Seller and Purchaser agree that any disbursements made to Seller at the end of the Protection Period pursuant to the Reserve Agreement will be treated by each of Seller and Purchaser as an increase to the Purchase Price hereunder.

Article XV
CALIFORNIA DISCLOSURES

15.1     Natural Hazard Disclosure.  Purchaser and Seller acknowledge that Seller may be required under California law to disclose if the Property lies within the following natural hazard areas or zones:  (a) a special flood hazard area designated by the Federal Emergency Management Agency; (b) an area of potential flooding; (c) a very high fire hazard severity zone; (d) a wild land area that may contain substantial forest fire risks and hazards; (e) an earthquake fault zone; or (f) a seismic hazard zone.  Purchaser acknowledges that Seller will employ the services of the Title Company or another third party selected by Seller and reasonably acceptable to Purchaser (“Natural Hazard Expert”) to examine the maps and other information specifically made available to the public by government agencies for the purposes of enabling Seller to fulfill Seller’s disclosure obligations, and to report the result of the Natural Hazard Expert’s examination to Purchaser and Seller in writing.  The written reports prepared by the Natural Hazard Expert regarding the results of the Natural Hazard Expert’s examination fully and completely discharges Seller from Seller’s disclosure obligations referred to herein, if and to the extent any such obligations exist, and, for the purpose of this Agreement, the provisions of Civil Code Section 1103.4 regarding non-liability of Seller for errors or omissions not within Seller’s personal knowledge shall be deemed to apply and the Natural Hazard Expert shall be deemed to be an expert, dealing with matters within the scope of the Natural Hazard Expert’s expertise with respect to the examination and written report regarding the natural hazards referred to above.

15.2     Section 25359.7 of Health and Safety Code.  Section 25359.7 of the California Health and Safety Code requires owners of non-residential real property who know, or have reasonable cause to believe, that any release of hazardous substance has come to be located on or beneath the real property to provide written notice of such to a Purchaser of the real property.  Purchaser acknowledges and agrees that the sole inquiry and investigation Seller has conducted in connection with the environmental condition of the Property is to obtain and/or review those existing environmental reports delivered or made available to Purchaser pursuant to this Agreement (the “Existing Environmental Reports”).  Purchaser (a) acknowledges Purchaser’s receipt of the foregoing notice given pursuant to Section 25359.7 of the California Health and Safety Code; (b) will be, prior to the Contingency Date, fully aware of the matters described in the Existing Environmental Reports; and (c) after receiving advice of Purchaser’s legal counsel, waives any and all rights Purchaser may have to assert that Seller has not complied with the requirements of Section 25359.7 of the California Health and Safety Code. The representations, warranties and agreements set forth herein shall survive the consummation of the transactions contemplated hereby.

15.3     Survival.  The provisions of this ARTICLE XV shall survive the Closing for the Survival Period.

[Signature page follows]

IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed as of the Contract Date indicated above.

SELLER

RC SF OWNER LLC,
a Delaware limited liability company

By:	RC SF Mezz Borrower LLC,
a Delaware limited liability company,
its Equity Member

	By:		Thayer GP VI LLC,
a Delaware limited liability company,
its Manager

		By:	/s/ Bruce Wiles
Name: Bruce Wiles
Title: President

PURCHASER

CWI 2 SAN FRANCISCO HOTEL, LP,
a Delaware limited partnership

By:	CWI 2 San Francisco Hotel GP, LLC,
a Delaware limited liability company,
its general partner

	By:		/s/Michael G. Medzigian
Name: Michael G. Medzigian
Title: Chief Executive Officer and President

[Signature Page to Purchase and Sale Agreement (Ritz-Carlton San Francisco)]

EXHIBITS

1.1                                                                            Legal Description of Land

1.2(e)                                                           List of Intellectual Property

1.2(f)                                                            List of Vehicles

1.4                                                                            List of Space Leases

2.2                                                                            Purchase Price Allocation

2.3                                                                            Escrow Instructions

3.5                                                                            List of Proceedings

3.7                                                                            List of Contracts

3.7-A                                                           List of Excluded Contracts

3.8                                                                            List of Equipment Leases

3.8-A                                                           List of Excluded Equipment Leases

3.11                                                                    Environmental Reports & Matters

3.19                                                                    Tax Proceedings

3.23                                                                    List of Vouchers

6.8                                                                            Form of Management Agreement Estoppel Certificate

6.10(A)                                              List of Audit Request Materials

6.10(B)                                               Form of Audit Representation Letter

6.12(A)                                              Form of Spa Estoppel

6.12(B)                                               Form of Parking Estoppel

6.12(C)                                               Form of Jewelry Estoppel

6.12(D)                                              Form of Winery Estoppel

6.12(E)                                                Form of ATT Estoppel

6.12(F)                                                 Form of Verizon Estoppel

6.13                                                                    Existing Violations

6.14                                                                    Environmental Notice

9.1(a)                                                           Form of Deed

9.1(b)                                                          Form of Bill of Sale

9.1(c)                                                           Form of Assignment of Leases and Contracts

9.1(e)                                                           Form of FIRPTA Affidavit

9.1(g)                                                          Form of Owner’s Affidavit

11.2(d)                                                 Form of Post-Closing Escrow Agreement

11.5(b)(ii)                                Post-Closing Escrow Agreement (Litigation)

14.13                                                            Form of Purchaser Press Release

14.17                                                            Reserve Agreement

EXHIBIT 1.1

Legal Description of Land

BEGINNING AT A POINT OF INTERSECTION OF THE EASTERLY LINE OF STOCKTON STREET WITH THE NORTHERLY LINE OF PINE STREET, AND RUNNING THENCE NORTHERLY ALONG SAID LINE OF STOCKTON STREET, 275 FEET TO THE SOUTHERLY LINE OF CALIFORNIA STREET; RUNNING THENCE EASTERLY ALONG SAID LINE OF CALIFORNIA STREET, 312 FEET AND 6 INCHES; THENCE AT A RIGHT ANGLE SOUTHERLY, MEASURED PARALLEL WITH THE WEST LINE OF GRANT AVENUE 68.75 FEET; THENCE AT A RIGHT ANGLE WESTERLY, 37.50; THENCE AT A RIGHT ANGLE SOUTHERLY, 68.75 FEET; THENCE AT A RIGHT ANGLE EASTERLY, 20 FEET; THENCE AT A RIGHT ANGLE SOUTHERLY, 57 FEET AND 6 INCHES TO THE NORTHERLY LINE OF VINTON (FORMERLY VIRGINIA) COURT; THENCE AT A RIGHT ANGLE WESTERLY ALONG SAID NORTHERLY LINE OF VINTON COURT, 20 FEET; THENCE AT A RIGHT ANGLE SOUTHERLY, 80 FEET TO THE NORTHERLY LINE OF PINE STREET, DISTANT THEREON 137 FEET 6 INCHES WESTERLY FROM THE WESTERLY LINE OF GRANT AVENUE, FORMERLY DUPONT STREET; RUNNING THENCE WESTERLY ALONG SAID NORTHERLY LINE OF PINE STREET 275 FEET TO THE EASTERLY LINE OF STOCKTON STREET AND THE POINT OF BEGINNING.

BEING A PORTION OF 50 VARA BLOCK NO. 116.

APN:  Lot 012, Block 0257

EXHIBIT 1.2(e)

List of Intellectual Property

None.

[End of Exhibit]

EXHIBIT 1.2(f)

List of Vehicles

[End of Exhibit]

EXHIBIT 1.4

List of Space Leases

1.            Spa Agreement (as defined in this Agreement)

2.            Jewelry Lease (as defined in this Agreement)

3.            Wine Lease (as defined in this Agreement)

4.            ATT Lease (as defined in this Agreement)

5.            Verizon Lease (as defined in this Agreement)

[End of Exhibit]

EXHIBIT 2.3

Escrow Instructions

EXHIBIT 3.5

List of Proceedings

[End of Exhibit]

EXHIBIT 3.7

List of Contracts

[End of Exhibit]

EXHIBIT 3.7-A

List of Excluded Contracts

Not applicable

[End of Exhibit]

EXHIBIT 3.8

List of Equipment Leases

[End of Exhibit]

EXHIBIT 3.8-A

List of Excluded Equipment Leases

Not applicable

[End of Exhibit]

EXHIBIT 3.11

Environmental Matters

[End of Exhibit]

EXHIBIT 3.19

List of Proceedings

[End of Exhibit]

EXHIBIT 3.23

List of Vouchers

[End of Exhibit]

EXHIBIT 6.8

Form of Management Agreement Estoppel Certificate

[End of Exhibit]

EXHIBIT 6.10(A)

EXAMPLE AUDIT REQUEST MATERIALS

Internal Controls

•                 Process narratives for the all control cycles (purchase and payables, treasury, revenue and receivables, fixed assets, payroll, month-end close process, etc.) in place during the periods under audit

•                 If available, copies of SOC 1 Reports for the Property Manager / Hotel Franchise for the period ended 2016 and 2015 (no earlier than period ended September 30)”

o              Narrative for the night auditor packet process

o              Availability of night audit packets for selection (selections to be made at a later date)

•                 Narrative describing the IT environment including applications used, IT governance structure, planned IT changes and processes for systems developments and change management, physical and logical security and data backup and recovery

•                 Copies of SOC 1 Reports for the payroll service provider for period ended 2016 and 2015 (no earlier than period ended September 30)

General

•                 Closed trial balances (in excel) for the years ended 12/31/14, 12/31/15 and 12/31/16

•                 Hotel Operator Statements

o              December 2016 Statements of Operations (detailed by department)

o              December 2015 Statements of Operations (detailed by department)

•                 Complete general ledger detail (excel preferable) for the following periods:

o              Year Ended December 31, 2015

o              Year Ended December 31, 2016

•                 Please provide copies of the following executed agreements or documents (if applicable):

o              Organization chart

o              LLC Agreement

o              PSA for Acquisition of Hotel by the Seller

o              Closing Statement for Acquisition of Hotel by the Seller

o              Articles of Organization

o              Management agreement

o              Loan Agreement, Promissory Agreement and Guaranties

o              Closing statement for loan / mortgage

o              Other material or significant contracts or agreements relevant to the audit

Cash

•                                         Bank reconciliations for ALL cash accounts as of the following dates

o              December 31, 2014

o              December 31, 2015

o              December 31, 2016

•                 Listing of all bank accounts used during 2014, 2015 AND 2016 (including those that were closed during the years) containing the following information:

o              Financial institution

o              Bank account numbers

o              Authorized signer (including email address as we will be using E-confirmation service where available)

•                 Copies of ALL bank statements for the following periods

o              December 31, 2014

o              December 31, 2015

o              December 31, 2016

•                 Copies of ALL bank statements for the following periods

o              January 31, 2015

o              January 31, 2016

o              January 31, 2017

•                 Copies of all restricted cash/escrow statements (if applicable) as of the following periods

o              December 31, 2014

o              December 31, 2015

o              December 31, 2016

Revenue and receivables

•                 Guest ledger and accounts receivable aging detail (city ledger) as of the following dates:

o              December 31, 2014

o              December 31, 2015

o              December 31, 2016

•                 Detail of Reserves for bad debt (if any) with explanation of adequacy as of the following periods

o              December 31, 2015

o              December 31, 2016

•                 STAR reports for the last three years

•                 Listing of all sales tax and occupancy tax payments made during 2016 and 2015.  We will request copies of the corresponding tax returns as necessary.

Investment in hotels

•                 Detail of investment in hotels roll-forward, including listing of all additions and dispositions BY FIXED ASSET CATEGORY *(NOTE - Invoices will be selected for requested items)*           :

o              Acquisition in hotel thru 12/31/2014

o              1/1/2015 thru 12/31/2015

o              1/1/2016 thru 12/31/2016

•                 Purchase price analysis prepared by specialist in accordance with ASC 805 at time of acquisition

Deferred loan costs, franchise fees or any other deferred charges

•                 Roll-forward of deferred loan costs, franchise fees or any other deferred charges detailing the beginning balance, amortization, disposals and ending balance *(NOTE - Invoices will be selected for requested items)*:

o              Inception thru 12/31/2014

o              1/1/2015 thru 12/31/2015

o              1/1/2016 thru 12/31/2016

Accounts payable and accrued expenses

•                               Accounts payable aging detail as of the following periods:

o              December 31, 2014

o              December 31, 2015

o              December 31, 2016

•                               Advance deposit ledger as of the following periods:

o              December 31, 2014

o              December 31, 2015

o              December 31, 2016

•                 Reconciliations of accrued expense accounts (including accrued vacation, accrued payroll, accrued other, etc.) as of the following periods:

o              December 31, 2014

o              December 31, 2015

o              December 31, 2016

•                 Check register detail for the periods *(NOTE - Invoices will be selected for requested items)*:

o              1/1/2015 - 2/28/2015

o              1/1/2016 - 2/29/2016

o              1/1/2017 - 2/28/2017

Long-Term Debt (if applicable)

•                 Roll-forward of notes payable for the following periods including any advances, repayments and ending balance:

o              1/1/2015 thru 12/31/2015

o              1/1/2016 thru 12/31/2016

•                 Listing of all financial institutions during all periods from (December 31, 2014 thru December 31, 2016) containing the following information:

o              Financial institution

o              Bank account numbers

o              Authorized signer (including email address as we will be using E-confirmation service where available)

•                 Listing of information in connection with interest rate swap for confirmation (if applicable)

Members’ Equity

•                 Roll forward schedule for equity detailing contributions, distributions, income/loss, and other activity *(NOTE - Items for cash activity surrounding contributions and distributions will be requested)*:

o              Inception thru 12/31/2014

o              1/1/2015 thru 12/31/2015

o              1/1/2016 thru 12/31/2016

Profit and Loss

•                 Copies of all legal invoices paid during the year ended:

o              December 31, 2015

o              December 31, 2016

•                 Reconciliation for the report from the payroll service provider to the trial balance for the year ended

o              December 31, 2015

o              December 31, 2016

•                 Calculation of the management fees and asset management fees paid for the years ended:

o              December 31, 2015

o              December 31, 2016

•                 Copies of all real estate tax bills paid during the years ended

o              December 31, 2015

o              December 31, 2016

WHERE POSSIBLE, PLEASE PROVIDE THE REQUESTED INFORMAITON IN ELECTRONIC FORMAT.  ALSO, PLEASE NOTE THAT THERE WILL BE ADDITIONAL REQUESTS AS WE PROGRESS THROUGH THE AUDIT AS THIS IS NOT AN ALL-INCLUSIVE LIST.

THIS LIST CONTEMPLATES THAT THE HOTEL HAS NOT BEEN AUDITED PREVIOUSLY IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES.  ADDITIONAL REQUESTS WILL BE MADE AS NEEDED IN ORDER TO PERFORM SUFFICIENT PROCEDURES ON THE OPENING BALANCE SHEET

EXHIBIT 6.10(B)

Form of Audit Representation Letter

[REPORT DATE]

RSM US LLP

1 South Wacker Drive

Suite 800

Chicago, IL 60606

This representation letter is provided in connection with your audits of the [consolidated] [combined] financial statements of [COMPANY NAME] which comprise the [consolidated] [combined] balance sheets as of December 31, 2016 and 2015 and the related [consolidated] [combined] statements of operations, changes in equity, and cash flows for the years then ended, and the related notes to the financial statements, for the purpose of expressing an opinion on whether the financial statements are presented fairly, in all material respects, in accordance with accounting principles generally accepted in the United States (U.S. GAAP).

We confirm, to the best of our knowledge and belief, that as of [REPORT DATE]:

Financial Statements

1)           We have fulfilled our responsibilities, as set out in the terms of the audit arrangement letter dated [ARRANGEMENT LETTER DATE], for the preparation and fair presentation of the financial statements referred to above in accordance with U.S. GAAP.

2)           We acknowledge our responsibility for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

3)           We acknowledge our responsibility for the design, implementation, and maintenance of internal control to prevent and detect fraud.

4)           Significant assumptions used by us in making accounting estimates, including those measured at fair value, are reasonable and reflect our judgment based on our knowledge and experience about past and current events and our assumptions about conditions we expect to exist and courses of action we expect to take.

5)           Related party relationships and transactions have been appropriately accounted for and disclosed in accordance with the requirements of U.S. GAAP.

6)           All events subsequent to the date of the financial statements and for which U.S. GAAP requires adjustment or disclosure have been adjusted or disclosed.

7)           The effects of all known actual or possible litigation and claims have been accounted for and disclosed in accordance with U.S. GAAP.

8)           We have no knowledge of any uncorrected misstatements in the financial statements.

Information Provided

9)           We have provided you with:

a)            Access to all information, of which we are aware that is relevant to the preparation and fair presentation of the financial statements such as records, documentation, and other matters.

b)           Additional information that you have requested from us for the purpose of the audit.

c)            Unrestricted access to persons within the entity from whom you determined it necessary to obtain audit evidence.

d)          Minutes of the meetings of stockholders, directors and committees of directors, or summaries of actions of recent meetings for which minutes have not yet been prepared.

10)   All transactions have been recorded in the accounting records and are reflected in the financial statements.

11)   We have disclosed to you the results of our assessment of risk that the financial statements may be materially misstated as a result of fraud.

12)   We have no knowledge of allegations of fraud or suspected fraud, affecting the entity’s financial statements involving:

a)            Management.

b)           Employees who have significant roles in the internal control.

c)            Others where the fraud could have a material effect on the financial statements.

13)   We have no knowledge of any allegations of fraud or suspected fraud affecting the entity’s financial statements received in communications from employees, former employees, analysts, regulators, short sellers, or others.

14)   We have no knowledge of noncompliance or suspected noncompliance with laws and regulations whose effects should be considered when preparing financial statements.

15)   We are not aware of any pending or threatened litigation and claims whose effects should be considered when preparing the financial statements [and we have not consulted legal counsel concerning litigation or claims.

16)   We have disclosed to you the identity of the entity’s related parties and all the related-party relationships and transactions of which we are aware.

17)   We are aware of no significant deficiencies, including material weaknesses, in the design or operation of internal controls that could adversely affect the entity’s ability to record, process, summarize, and report financial data.

18)   There have been no communications from regulatory agencies concerning noncompliance with, or deficiencies in, financial reporting practices.

19)   During the course of your audits, you may have accumulated records containing data that should be reflected in our books and records. All such data have been so reflected. Accordingly, copies of such records in your possession are no longer needed by us.

[COMPANY NAME]

Chief Executive Officer

Chief Financial Officer

EXHIBIT 6.12(A)

Form of Spa Estoppel

EXHIBIT 6.12(B)

Form of Parking Estoppel

EXHIBIT 6.12(C)

Form of Jewelry Estoppel

EXHIBIT 6.12(D)

Form of Winery Estoppel

EXHIBIT 6.12(E)

Form of ATT Estoppel

EXHIBIT 6.12(F)

Form of Verizon Estoppel

EXHIBIT 6.13

Existing Violations

[End of Exhibit]

EXHIBIT 6.14

Form of Environmental Notice

EXHIBIT 7.3

Bank of the Ozarks UCCs

EXHIBIT 9.1(a)

FORM OF DEED

Exhibit 9.1(b)

Form of Bill of Sale

EXHIBIT 9.1(c)

ASSIGNMENT AND ASSUMPTION OF LEASES AND CONTRACTS

EXHIBIT 9.1(d)

FORM OF FIRPTA AFFIDAVIT

EXHIBIT 9.1(g)

Form of Owner’s Affidavit

EXHIBIT 11.2(d)

Form of Post-Closing Escrow Agreement

EXHIBIT 11.5(b)(ii)

Form of Post-Closing Escrow Agreement (Litigation)

EXHIBIT 14.13

Form of Purchaser Press Release

Carey Watermark Investors 2 Completes Acquisition of San Jose Marriott

Top performing Silicon Valley property connected to San Jose Convention Center

Company Release - 07/14/2016 07:30

NEW YORK, July 14, 2016 /PRNewswire/ -- Carey Watermark Investors 2 Incorporated (CWI 2), a non-traded real estate investment trust (REIT) focused on investing in lodging and lodging-related properties, announced that it has acquired the San Jose Marriott. The recently renovated hotel includes 510 guestrooms and is located in downtown San Jose, CA, one of Silicon Valley’s strongest lodging markets.

Key Facts

•                  Recently renovated, high-quality asset: The high-quality 27-story hotel was built in 2004 and is located in a prominent area of downtown San Jose. The property benefits from $10 million of capital improvements completed since 2014, including a soft goods renovation of the guestrooms and corridors, the addition of four guestroom keys and a complete renovation of the lobby, as well as updates to the public space and concierge lounge.

•                  Strong San Jose market: The San Jose market is fueled by the high-growth technology sector. As a result, the San Jose lodging market has shown exceptional performance, with a RevPAR compound average growth rate (CAGR) of 15.6% from 2011 through 2015. With over 109 million square feet of office space in Silicon Valley, 29 million square feet in the greater San Jose area and 14 million square feet in downtown San Jose, the hotel benefits from significant corporate demand. In addition, with an additional 17 million square feet of office development proposed or currently under construction in Silicon Valley, as well as the addition of nearly 10,000 residential units in downtown San Jose alone, continued growth within the region is anticipated.

•                  Desirable location: The property benefits from a convenient downtown San Jose location, with a direct connection to the newly renovated and expanded San Jose McEnery Convention Center. In addition to corporate demand generators, the hotel is in close proximity to San Jose State University and attractions such as the Tech Museum of Innovation, the San Jose Museum of Modern Art and the SAP Center, home of the NHL’s San Jose Sharks. The region’s primary airport, the San Jose Mineta International Airport, is located just 3 miles away. The recent development of Levi’s Stadium, which is home to the San Francisco 49ers, and the proposed expansion of the Bay Area Rapid Transit (BART) are expected to further increase the desirability of the Marriott’s location.

•                  Attractive all-in investment: The investment includes $5.8 million of planned capital expenditures and other acquisition-related costs.

•                  Strong brand affiliation and management: The hotel will continue to be managed by Marriott International and benefit from Marriott’s strong reservation system and loyalty program, as well as its superior brand recognition and demand among both domestic and international travelers.

•                  Property and amenities:

o                510 guestrooms

o                23,000 square feet of meeting and event space

o                Three food and beverage outlets

o                Concierge lounge

o                Business center

o                Fitness center and outdoor swimming pool

Management Commentary
Michael Medzigian, Chief Executive Officer of CWI 2, said: “Given the limited supply of institutional quality assets in the Silicon Valley market, the San Jose Marriott represented a unique investment opportunity.  The property is the newest hotel in downtown San Jose and the acquisition adds a top performing, well-located asset in a high growth market with high barriers to entry to CWI 2’s portfolio. With a strong current yield and expected solid risk-adjusted returns, the property’s central location and superior access within Silicon Valley should allow it to continue to outperform within its competitive set.”

Carey Watermark Investors 2
Carey Watermark Investors 2 (CWI 2) is a publicly registered REIT that was formed to make investments primarily in the lodging and lodging-related sectors. Affiliates of W. P. Carey Inc. and Watermark Capital Partners advise CWI 2 and manage its overall portfolio. www.careywatermark2.com

This press release contains forward-looking statements within the meaning of the Federal securities laws. The statements of Mr. Medzigian and those regarding San Jose’s growth prospects, the proposed expansion of the BART and the impact of future developments are examples of forward-looking statements. A number of factors could cause CWI 2’s actual results, performance or achievement to differ materially from those anticipated. Among those risks, trends and uncertainties are the general economic climate; the supply of and demand for hotels; interest rate levels; the availability of financing; other risks associated with the acquisition and ownership of hotels; and risks related to CWI 2’s offering of shares. For further information on factors that could impact CWI 2, reference is made to its filings with the Securities and Exchange Commission. Statements about past performance (including regarding RevPAR growth), are presented for informational purposes only and are not a guarantee of future results.

Press contact:
Guy Lawrence

Ross & Lawrence
212-308-3333
gblawrence@rosslawpr.com

EXHIBIT 14.17

Form of Reserve Agreement